SECURITIES PURCHASE AGREEMENT

Dated as of January 3, 2005

among

C3 CAPITAL PARTNERS, L.P.

as Purchaser

and

RAYBOR MANAGEMENT, INC.

IC MARKETING, INC.

AMERICAN CONSUMER PUBLISHING ASSOCIATION, INC.

BACK 2 BACK’S, INC.

as Issuers

i

Section 5.	Registration Rights	35
Section 6.	Representations and Warranties of the Issuers	35
6.1	Organization, Corporate Power and Licenses	35
6.2	Capitalization and Related Matters	36
6.3	[Reserved].	36
6.4	Authorization; No Breach	36
6.5	Projections and Pro Forma Financial Statements	37
6.6	Absence of Undisclosed Liabilities	37
6.7	No Material Adverse Change	37
6.8	Assets	37
6.9	Tax Matters	38
6.10	Contracts and Commitments	38
6.11	Intellectual Property Rights	39
6.12	Litigation, etc	39
6.13	Brokerage	39
6.14	Governmental Consent, etc.	39
6.15	Insurance	39
6.16	Employees	39
6.17	ERISA	40
6.18	Compliance with Laws	40
6.19	Small Business Matters	40
6.20	Affiliated Transactions	40
6.21	Investment Company	41
6.22	Margin Regulations	41
6.23	Public Utility Holding Company Act	41
6.24	Customers and Suppliers	41
6.25	Disclosure	41
6.26	Closing Date	42
Section 7.	Events of Default	42
7.1	Definition	42
7.2	Consequences of Events of Default	45
Section 8.	Miscellaneous	46
8.1	Expenses	46
8.2	Remedies	47
8.3	Usury	47
8.4	Purchaser’s Investment Representations	47
8.5	Amendments and Waivers	49
8.6	Survival of Agreement	50
8.7	No Setoffs, etc.	50
8.8	Successors and Assigns	50
8.9	Aggregation	50
8.10	Severability	51

ii

8.11	Counterparts	51
8.12	Descriptive Headings	51
8.13	Governing Law	51
8.14	Notices	51
8.15	Construction	53
8.16	Complete Agreement; No Modifications; Missouri Statutory Provision	53
8.17	Indemnification	54
8.18	Payment Set Aside	54
8.19	Jurisdiction and Venue	55
8.20	Waiver of Right to Jury Trial	55
8.21	Certain Waivers	56
8.22	Joint and Several Liability of the Issuers	56
8.23	Transfer of Notes; Several Liability of Purchaser	57
8.24	Confidentiality	57
8.25	Sale of B2B	57
8.26	Sole and Absolute Discretion of Purchaser	58

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made as of January 3, 2005, among IC MARKETING, INC., a Nevada corporation (“ICM”), AMERICAN CONSUMER PUBLISHING ASSOCIATION, INC., an Oregon corporation (“ACPA”), RAYBOR MANAGEMENT, INC., a Delaware corporation (“RMI”), and BACK 2 BACK’S, INC., an Oregon corporation (“B2B” and together with ICM, ACPA, RMI, and B2B are sometimes collectively referred to in this Agreement as the “Issuers”), and C3 CAPITAL PARTNERS, L.P., a Delaware limited partnership, its successors and assigns (together with its successors and assigns “Purchaser”). The Issuers and the Purchaser hereby agree as follows:

Section 1. Definitions and Related Matters

1.1 Definitions

When used in this Agreement the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Group” means any affiliated group as defined in Code §1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law, statute, rule or regulation) for a period during which any Issuer was a member.

“Annual Budget” has the meaning set forth in Section 4.1(l) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the State of Missouri or other day on which banking institutions are authorized or obligated to close in Kansas City, Missouri.

“C3” means C3 Capital, LLC, a Missouri limited liability company, its successors and assigns.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Issuers but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed: (a) from insurance proceeds (or similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored; (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; or (c) substantially concurrently with the proceeds from the sale of similar assets.

“Capitalized Lease” means a lease under which the obligations of the lessee should, in accordance with GAAP, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13.

“Change in Control” means: (a) any sale, transfer or issuance or series of sales or issuances of any Issuer’s Equity Interests by any Issuer or any holder or holders thereof, or any merger, consolidation or other transaction involving any Issuer, immediately after which (i) the holder or holders of such Issuer’s Equity Interests immediately prior to such transaction or transactions no longer possess the voting power to elect a majority of such Issuer’s board of directors (or similar governing body) or (ii) the holder or holders of such Issuer’s Equity Interests immediately prior to such transaction or transactions no longer hold record and beneficial ownership of at least 50% of such Issuer’s voting Equity Interests; (b) any sale, transfer or issuance or series of sales or issuances of Equity Interests of any Subsidiary of an Issuer by such Subsidiary or any holder or holders thereof, or any merger, consolidation or other transaction involving such Subsidiary, immediately after which such Issuer no longer holds record and beneficial ownership of 100% of such Subsidiary’s outstanding Equity Interests; (c) any sale of all or substantially all of the Issuers’ assets on a consolidated basis; or (d) after the Closing, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act that did not hold any of an Issuer’s Equity Interests at Closing (other than the Purchaser and its Affiliates and transferees) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of more than 50% of the Issuer’s Equity Interests (on a fully diluted basis and taking into account any Equity Interests of the Issuer having voting rights in the election of members of the board of directors (or similar governing body) under normal circumstances.

“Closing” has the meaning set forth in Section 2.6 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.6 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, modified, supplemented, or replaced from time to time, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Collateral” means all personal and real property with respect to which a Lien has been granted, or subsequently is granted, to or for the benefit of the Purchaser pursuant to any of the Security Documents or other Investment Documents, or which otherwise secures the payment or performance of any of the Obligations, including pursuant to the Security Documents.

“Consolidated Total Assets” means, on any date, the net book value of all assets of the Issuers on that date, determined on a consolidated basis which, in accordance with GAAP, should be classified on the Issuers’ consolidated balance sheet as assets.

“Convertible Securities” of a Person means any securities (directly or indirectly) convertible into or exchangeable for any Equity Interest of such Person, including, without limitation, all warrants, options and other rights to acquire any Equity Interests of such Person.

“Dividend” means any distribution by a Person with respect to its ownership interests whether in cash, securities (including common and preferred equity) or other property, including, without limitation, distributions upon any liquidation, dissolution or winding up of such Person.

“EBITDA” means, for each quarter calculated at the end of such quarter, an amount, for any Person, equal to: (1) net income (determined in accordance with GAAP) from operations for such period; plus (2) amounts deducted in the computation thereof for (a) Interest Expense, (b) federal, state and local income taxes, and (c) depreciation and amortization; plus or minus, as the case may be, (3) gains or losses from the sale of assets outside the ordinary course of such Person’s business; plus or minus, as the case may be, (4) other non-recurring or extraordinary gains or losses for such period.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended, modified, supplemented, or replaced from time to time and as now or hereafter in effect.

“Equity Interests” means all of the equity or other ownership interests in a Person (including, without limitation, Convertible Securities and other rights containing phantom or other equity participation features).

“Equity Purchase” means any redemption, acquisition, purchase or other retirement of any Equity Interest of any Issuer or any of their respective Affiliates or Subsidiaries, other than upon any conversion thereof into or exchange thereof for other Equity Interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended, modified, supplemented, or replaced from time to time, or any similar federal law then in force.

“ERISA Affiliate” means, with respect to an Issuer, any trade or business (whether or not incorporated) under common control with such Person within the meaning of §414(b) or (c) of the Code (or §414(m) or (o) of the Code for purposes of provisions relating to §412 of the Code).

“ERISA Event” means, as to an Issuer or any ERISA Affiliate: (a) a Reportable Event as defined in §4043 of ERISA and the regulations issued thereunder (other than a Reportable Event for which notice has been waived by regulation); (b) the withdrawal of an Issuer, any Subsidiary thereof or any ERISA Affiliate from a Pension Plan in which it was a “substantial employer” as defined in §4001(a)(2) of ERISA or was deemed a “substantial employer” under §4062(e) of ERISA; (c) the termination of a Pension Plan, the filing of notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under §4041 of ERISA; (d) the institution of proceedings to terminate a Pension Plan by the PBGC; (e) the partial or complete withdrawal of any Issuer or any ERISA Affiliate from a Multiemployer Plan, (f) the imposition of a lien on any Issuer or any ERISA Affiliate pursuant to §412 of the Code or Section 302 of ERISA; (g) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan to which any Issuer or any ERISA Affiliate has any liability under §4241 or §4245 of ERISA, respectively; and (h) any event or condition which results in the termination of a Multiemployer Plan, or the institution by the PBGC of proceedings to terminate a Multiemployer Plan to which any Issuer or any ERISA Affiliate has any liability under §4041A of ERISA or §4042 of ERISA, respectively.

“Fair Market Value” for any Put Equity under Section 4.10 means (a) the fair market value of all Equity Interests in RMI that are the subject of the Put Notice as determined by RMI and the Purchaser, multiplied by (b) a fraction, the numerator of which is 1 and the denominator of which is the number of all outstanding Equity Interests in RMI. Fair Market Value will be determined without giving effect to any minority interest discount. RMI and the Purchaser shall spend 15 days negotiating such value in connection with the put process contemplated in Section 4.10. If after the initial 15-day period RMI and the Purchaser are unable to agree on such value, then the parties shall submit such determination to a mutually agreeable appraiser reasonably skilled in valuing securities of this type. The written evaluation of such appraiser will be binding on all interested parties. If the parties are unable to agree on a single appraiser within 15 days of the expiration of the first 15-day negotiating period, then the Issuers and the Purchasers shall ask the American Arbitration Association to provide a list of five (5) qualified appraisers. The Issuers and the Purchaser shall, within three days, strike two of the five appraisers, and the appraiser remaining after each of the Issuers and the Purchaser have stricken two (2) names shall be the appraiser who shall determine Fair Market Value for the purposes of the put provisions in Section 4.10. The fees and expenses of the appraiser that determines Fair Market Value shall be borne by RMI.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended, modified, supplemented, or replaced from time to time.

“Financing” means the purchase of the Securities by the SBIC Holder hereunder.

“Fixed Charges” means, for any period, the sum of: (1) accrued interest and other finance charges with respect to Indebtedness during such period, including the accrued interest component of any Capitalized Lease Obligation; (2) scheduled principal due during such period with respect to Indebtedness, including the principal component of any Capitalized Lease Obligation; and (3) the amount of cash Dividends and other cash distributions (including in connection with the repurchase of Equity Interests) paid by the Issuers during such period to any of their respective equity holders.

“Freedom Financial” means Freedom Financial, Inc., an Oregon corporation.

“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board or any other governing body or boards having jurisdiction, authority or responsibility for promulgating accounting standards, as in effect from time to time. Except as otherwise expressly stated herein, all references to GAAP shall be deemed to mean GAAP as consistently applied.

“Governing Documents” of a Person means such Person’s (a) certificate or articles of incorporation, formation or organization and operating agreements or bylaws, (b) any documents comparable to those described in preceding clause (a) as may be applicable pursuant to any Law, and (c) any amendment or modification to any of the foregoing.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Guaranty” means any guarantee, including the Guaranty and Security Agreement, of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended (or continued) to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to: (a) pay the Indebtedness or other liabilities of such obligor; (b) purchase an obligation owed by such obligor; (c) purchase goods and services from such obligor pursuant to a take-or-pay contract; (d) maintain the capital, working capital, solvency or general financial condition of such obligor; or (e) otherwise assure any creditor of such obligor against loss (including by way of an agreement to repurchase or reimburse), whether or not any such arrangement is listed on the balance sheet of such other Person or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business. The amount of any Guaranty shall be equal to the amount of the obligation so guaranteed or otherwise supported, or, if not a fixed or determined amount, the maximum amount guaranteed or supported.

“Guaranty and Security Agreement” has the meaning set forth in Section 3.3 of this Agreement.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental and Safety Regulations. “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of operation of an Issuer’s property that are used and stored in accordance with all applicable Environmental and Safety Requirements.

“Indebtedness” means at a particular time, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt instrument; (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business, consistent with past practice unless the same are being contested in good faith by appropriate proceedings and with respect to which a Person has set aside adequate reserves therefor in accordance with GAAP); (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (e) any obligations for which a Person is obligated pursuant to a Guaranty; (f) any obligations under Capitalized Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (g) any indebtedness secured by a Lien on a Person’s assets; (h) any unsatisfied obligation for Withdrawal Liability to a Multiemployer Plan; (i) all indebtedness of any partnership of which such Person is a general partner or in which such Person may incur liability as if such Person was a general partner; and (j) all indebtedness of a Person for which such Person may become liable as a fiduciary or otherwise.

“Intellectual Property Rights” means all: (a) patents, patent applications, patent disclosures and inventions; (b) trademarks, service marks, trade dress, trade names, internet domain names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data, data bases and documentation thereof; (f) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (g) other intellectual property rights; and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Intercreditor Agreement” has the meaning set forth in Section 3.9 of this Agreement.

“Interest Expense” means, for any period, an amount equal to all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).

“Investment” as applied to any Person means: (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, Equity Interests and other securities of any other Person; and (b) any capital contribution by such Person to any other Person.

“Investment Documents” means this Agreement, the agreements and instruments evidencing the Securities and any Equity Interests for which Securities are exchanged or converted (including the Warrants), the Security Documents, the Intercreditor Agreement, the Noncompete Agreements, and each of the other agreements, documents and instruments expressly contemplated hereby and thereby, other than the Guaranty and Security Agreement.

“IRR” means the computation of internal rate of return in accordance with the Microsoft Excel 2000 XIRR function.

“IRS” means the United States Internal Revenue Service.

“Issuer Call Option” has the meaning set forth in Section 4.11 of this Agreement.

“Issuer Obligations” has the meaning set forth in Section 8.24 of this Agreement.

“Issuers” has the meaning set forth in the preamble of this Agreement.

“Knowledge” or “Aware” means and includes for each Issuer (a) the actual knowledge or awareness of the Designated Persons and (b) the knowledge or awareness of the Designated Persons that a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question. In particular, and not in limitation of the foregoing, the knowledge or awareness of one Issuer shall be imputed to each other Issuer. For the purposes of this definition, the term “Designated Person” means and includes, for each Issuer, Jeffrey Hoyal, Dennis Simpson, and the chief financial officer of RMI and, if a different person, the chief financial officer of the applicable Issuer.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind whatsoever (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any Issuer or Affiliate of such Issuer, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to any Issuer under a lease which is not in the nature of a conditional sale or title retention agreement.

“Material” means any matter that, in the aggregate with all other matters, has resulted or has a reasonable likelihood of resulting in costs, liabilities, expenses, damages or prospects of or to, or claims by or against any Issuer involving $150,000.00 or more.

“Material Adverse Effect” means any matter or matters which would, alone or in the aggregate, have a materially adverse effect on: (a) the operating results, prospects, assets, properties, liabilities, operations, condition (financial or otherwise) or business of any Issuer taken as a whole; (b) the ability of the Issuers collectively to repay the Notes; or (c) the ability of any of the Issuers taken as a whole to perform any of their obligations under the Securities or any of the Investment Documents. Notwithstanding the foregoing, for purposes of this Agreement, “Material Adverse Effect” shall not include any change or effect if it is a result of transaction expenses actually incurred by any Issuer in connection with the transactions contemplated hereby.

“Mortgage” means the mortgage, deed of trust, or deed to secure debt executed by any Issuer or other Person in favor of the Purchaser (which shall be in form and substance mutually acceptable to the parties thereto and delivered to the Purchaser in accordance with Section 4.3(n) of this Agreement), together with any amendments, restatements, replacements, consolidations or other modifications thereof from time to time.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in §4001(a)(3) of ERISA, and to which any Issuer or any ERISA Affiliate makes, is making, or is obligated to make contributions on behalf of participants who are or were employed by any of them or to which such person has any current or potential liability.

“Net Worth” means, at any date of determination, the excess of a Person’s assets over its liabilities at such time, as determined in accordance with GAAP.

“Noncompete Agreements” has the meaning set forth in Section 3.8 of this Agreement.

“Notes” has the meaning set forth in Section 2.1 of this Agreement.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from any Issuer, or any Subsidiary of any Issuer, to the Purchaser of any kind or nature, existing or future, whether or not evidenced by any note, letter of credit, reimbursement agreement, or other instrument or document, whether arising under this Agreement or any of the other Investment Documents or otherwise and whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, existing on or after the Closing Date and however acquired, and all amendments, renewals, restatements, replacements, consolidations or other modifications of the foregoing from time to time. The term includes all principal, interest, fees, expenses and any other sums chargeable to any Issuer under any of the Investment Documents but does not include any obligations of the Issuers under the Warrants.

“Officer’s Certificate” means a certificate signed by the chief executive officer of each Issuer (or any of them) on behalf of each such Issuer, stating that: (a) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate; and (b) such certificate does not misstate any Material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Operating Lease” means for any Person any lease of property which would not be classified as a Capitalized Lease under GAAP, other than a lease under which such Person is the lessor.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in §4001(a)(3) of ERISA), and to which any Issuer or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of §4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under §4069 of ERISA.

“Permitted Acquisitions” means any acquisition by an Issuer of any Person or the assets of any Person if (1) the Person is in the same line of business as the Issuer, (2) at least 10 days prior to the date of consummation of such acquisition the Issuer provides the Purchaser with pro forma financial statements giving effect to the acquisition, which sufficiently evidence to the Purchaser the Issuer’s continued ability to comply with the terms and provisions of this Agreement, (3) in the event of a merger or consolidation the Issuer or a Subsidiary of the Issuer is the surviving entity, and (4) the acquisition would not otherwise result in an Event of Default under this Agreement.

“Permitted Indebtedness” means (a) any Indebtedness incurred pursuant to the terms of the Investment Documents; (b) Indebtedness secured by Liens permitted by clause (c) of the definition of Permitted Liens, provided, that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed in the aggregate for all Issuers the amount provided for in the then current Annual Budget; (c) Indebtedness to Washington Mutual Bank pursuant to that certain Business Loan Agreement among Washington Mutual Bank, Issuers and Freedom Financial, dated June 28, 2004, and certain other loan documents related thereto, including two separate Deeds of Trust, each dated June 28, 2004, pursuant to which Bank made a loan to Issuers in the original principal amount of $1,373,000.00, which shall not at any time exceed $1,373,000.00 in the aggregate and which shall remain at all times during the term of this Agreement subject to the Intercreditor Agreement; (d) Indebtedness to Washington Mutual Bank pursuant to that certain Business Loan Agreement among Washington Mutual Bank, Issuers and Freedom Financial, dated June 28, 2004, and certain other loan documents related thereto, including two separate Deeds of Trust, each dated June 28, 2004, pursuant to which Bank extended a revolving credit facility to Issuers in the original principal amount of $750,000.00, which shall not at any time exceed $500,000.00 in the aggregate and which shall remain at all times during the term of this Agreement subject to the Intercreditor Agreement; and (e) Indebtedness included in the then current Annual Budget that does not cause or result in a breach of any of the financial covenants set forth in Section 4.5 or any Event of Default.

“Permitted Liens” means (a) Liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves; (c) Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased), Liens existing on property at the time of the acquisition thereof by any Issuer, and Liens that constitute purchase money security interests on any property securing Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such property; provided, that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired; (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $150,000.00 in the aggregate for the Issuers, arising in connection with court proceedings; provided, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (e) easements, rights-of-way, restrictions minor defects or irregularities in title and other similar Liens not interfering in any Material respect with the ordinary conduct of the business of the Issuers; (f) Liens securing the payment and performance of the Obligations; (g) Liens securing the Indebtedness to Washington Mutual Bank described in clauses (c) and (d) of the definition of Permitted Indebtedness, provided that such Indebtedness remains subject to the Intercreditor Agreement; and (h) Liens which are described on the Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Body.

“Plan” shall mean as required by the context at any time, an employee benefit plan, as defined in §3(3) of ERISA, which any Issuer or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Potential Event of Default” means any event or occurrence which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

“Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Purchaser, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a Governmental Body, then the Purchaser shall select a comparable interest rate index. In either case, such selection shall be made by the Purchaser in its reasonable discretion.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Put Closing” has the meaning set forth in Section 4.10 of this Agreement.

“Put Equity” has the meaning set forth in Section 4.10 of this Agreement.

“Put Notice” has the meaning set forth in Section 4.10 of this Agreement.

“Put Price” has the meaning set forth in Section 4.10 of this Agreement.

“Qualified Plan” means an employee pension benefit plan, as defined in §3(2) of ERISA, which is intended to be tax-qualified under §401(a) or §403(a) of the Code, and which an Issuer or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Regulatory Problem” means any transaction, circumstance or situation whereby: (a) an SBIC Holder and such Person’s Affiliates would own, control or have power over a quantity of securities of any kind issued by any Issuer or any other entity greater than is permitted under any requirement of any Governmental Body; or (b) it has been asserted by any Governmental Body, or such SBIC Holder believes, that such Person and its Affiliates are not entitled to hold, or exercise any significant right under or with respect to, the Securities or any Equity Interests for which Securities are exchanged or converted, held by such Person.

“Regulatory Violation” means, with respect to any SBIC Holder providing Financing under this Agreement: (a) a diversion of the proceeds of such Financing from the use reported thereof on the SBA Form 1031 delivered at the Closing, if such diversion was effected without obtaining the prior written consent of the SBIC Holders (which may be withheld in their sole discretion); or (b) a change in the principal business activity of any Issuer and its Subsidiaries to an ineligible business activity (within the meaning of the SBIC Regulations) if such change occurs within 1 year after the date of the initial Financing hereunder.

“Release” has the meaning set forth in CERCLA.

“Reportable Event” means any of the events listed in §4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

“Restricted Securities” means the Securities issued hereunder and any securities issued with respect to the Securities by way of a Dividend or split or in connection with a combination of Equity Interests, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered, under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act, (c) become eligible to be sold to the public through a broker, dealer or market maker in any 90-day period pursuant to Rule 144 of the Securities Act without volume restrictions limiting the sale of such Securities (or any successor provision then in effect) under the Securities Act, or (d) been otherwise transferred and new certificates for them not bearing any legend regarding the Securities Act have been delivered pursuant to the Issuers’ Governing Documents. Whenever any particular securities cease to be Restricted Securities, the holder thereof (except for clause (c) above whereby the holder must be the transferee) shall be entitled to receive from the Issuer, without expense, new securities of like tenor not bearing a Securities Act legend.

“SBA” means the United States Small Business Administration.

“SBIC” means a small business investment company licensed under the SBIC Act.

“SBIC Act” means the Small Business Investment Act of 1958, as amended, modified, supplemented, or replaced from time to time, or any similar federal law then in force.

“SBIC Holder” means any holder of Securities or any Equity Interests for which Securities are exchanged or converted which is an SBIC.

“SBIC Regulations” means the Small Business Investment Company Act of 1958, as amended, modified, supplemented, or replaced from time to time, and the regulations issued by the Small Business Administration thereunder, codified at Title 13 of the Code of Federal Regulations (“13 CFR”), 107 and 121, as amended, modified, supplemented, or replaced from time to time.

“Securities” has the meaning set forth in Section 2.1 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, modified, supplemented, or replaced from time to time, or any similar federal law then in force.

“Securities and Exchange Commission” includes any Governmental Body succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, modified, supplemented, or replaced from time to time, or any similar federal law then in force.

“Security Agreement” means the Security Agreement executed by the Issuers in favor of the Purchaser dated on or about the Closing Date, together with any amendments, restatements, replacements, consolidations or other modifications thereof from time to time.

“Security Document” means the Security Agreement, the Mortgage, the Stock Pledge Agreements, and every other security agreement, document, financing statement and instrument necessary to grant a valid and perfected security interest in the Collateral from time to time.

“Shareholder Agreement” has the meaning set forth in Section 3.4 of this Agreement.

“Stock Pledge Agreements” has the meaning set forth in Section 3.4 of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.

“Tax” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Title IV Plan” means a Pension Plan which is covered by Title IV of ERISA.

“Total Funded Debt” means, at any time, an amount equal to the sum of (1) the aggregate amount of all principal, interest and other amounts payable with respect to Indebtedness at such time (including, without duplication, Capital Lease Obligations), whether such Indebtedness is due the Purchaser or any other Person, plus (2) without duplication, the face amount of all letters of credit issued by any Person for the account of or at the request of any Issuer and, in each case, then outstanding (whether or not any such letters of credit have been drawn upon).

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of Missouri or such other state as is applicable to the parties to this Agreement or the Collateral from time to time, as the same may be amended, modified, supplemented, or replaced from time to time.

“Warrant” means each warrant issued pursuant to Section 2.1 of this Agreement and in the form of, and containing the terms and conditions, set forth in, Exhibit B attached hereto.

“Weighted Average EBITDA” means the weighted average of the Issuers’ EBITDA for the thirty-six (36) months prior to the month in which the Issuer Call Option or Purchaser put option pursuant to Section 4.10 is exercised (the “Month of Exercise”) calculated as (A) the sum of (x) three (3) times the Issuers’ EBITDA for months twenty-five-thirty-six (25-36) preceding the Month of Exercise, plus (y) four (4) times the Issuers’ EBITDA for months thirteen-twenty-four (13-24) preceding the Month of Exercise, plus five (5) times the Issuers’ EBITDA for months one-twelve (1-12) preceding the Month of Exercise, divided by (B) twelve (12).

“Withdrawal Liability” means, at any time, the aggregate amount of the liabilities, if any, pursuant to §4201 of ERISA, and any increase in contributions pursuant to §4243 of ERISA with respect to all Multiemployer Plans.

“Working Capital” for any Issuer is current assets, including cash, receivables, and inventory less current liabilities of such Issuer (excluding the current portion of third party debt), including payables and accruals.

1.2 Accounting Principles   The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP.

1.3 Other Interpretive Matters   In each of the Investment Documents, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by such Investment Document, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement and the Schedules and Exhibits and the Appendices hereto), document or instrument means such agreement, document or instrument as amended, modified, supplemented, or replaced from time to time in accordance with the terms thereof and, if applicable, the terms hereof (and without giving effect to any amendment or modification that would not be permitted in accordance with the terms hereof); (e) reference to any applicable law, statute, rule or regulation means such applicable law, statute, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any particular provision of any applicable law, statute, rule or regulation shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified; (f) reference to any Article, Section, Schedule, Exhibit or Appendix means such Article or Section hereof or such Schedule, Exhibit or Appendix hereto; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (h) the terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to”; (i) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (j) relative to the determining of any period of time, “from” means “from and including” and “to” and “through” mean “to and including”; (k) “or”, “either” and “any” are not exclusive; and (l) references to any Subsidiary of a Person shall be given effect only at such times as such Person has one or more Subsidiaries. An Event of Default shall “continue” or be “continuing” until such Event of Default has been fully cured or waived in writing by the Purchaser.

Section 2.

Authorization, Issuance and Closing

2.1 Authorization of the Securities . The Issuers shall authorize the issuance and sale to the Purchaser of an initial 12% Secured Note in the principal amount of $1,500,000.00 and within 12 months from the Closing Date may authorize the issuance and sale to the Purchaser of one or two additional 12% Secured Notes in the aggregate principal amount not to exceed $3,000,000.00, with each such 12% Secured Note containing the terms and conditions and in the form set forth in Exhibit A attached hereto and with all such 12% Secured Notes not to exceed a total aggregate principal amount of $4,500,000.00 (each a “Note” and collectively, together with any notes issued by any Person with respect to the purchase of Securities, the “Notes”). RMI shall (a) in connection with the authorization and sale of the initial Note, authorize the issuance and sale to the Purchaser of an initial Warrant to acquire 1,272,227 shares of common stock of RMI, subject to adjustment, and (b) in connection with the sale of additional Notes as contemplated by the preceding sentence, authorize the issuance and sale to the Purchaser of one or two additional Warrants to acquire additional shares of common stock of RMI in the amount or amounts determined by Section 2.3 hereof. The initial Warrant and each additional Warrant (each a “Warrant” and collectively the “Warrants”) shall be evidenced by a certificate substantially in the form of the certificate set forth in Exhibit B. The aggregate number of shares of RMI that may be purchased pursuant to all of the Warrants shall not exceed 10% of the fully diluted outstanding stock of the RMI, as of the Closing Date. The aggregate purchase price of the Warrants shall be $100.00 and the exercise price for the common stock of RMI covered by the Warrants shall be $.0001 per share of common stock, subject to adjustment. The Warrants shall be exercisable at the discretion of the Purchaser in whole or in part at any time before the later of the tenth (10th) anniversary of the issuance of the Warrants or the date on which all principal and interest on the Notes have been indefeasibly paid in full, as such exercise period may be earlier termination pursuant to the terms of the Warrants. The Notes and Warrants are sometimes collectively referred to herein as the “Securities.”

2.2 Purchase and Sale of the Securities at the Initial Closing At the Closing specified in Section 2.5, the Issuers shall issue and sell to Purchaser and, subject to the terms and conditions set forth in this Agreement, Purchaser shall purchase from the Issuers the initial Note at a price equal to $1,500,000.00. At the same time, the RMI shall issue and sell to Purchaser and, subject to the terms and conditions set forth in this Agreement, Purchaser shall purchase from RMI the initial Warrant at a price equal to $33.00. The initial Warrant shall entitle the holder to acquire 1,272,227 shares of common stock of RMI, subject to adjustment. Purchaser and the Issuers acknowledge and agree that the fair market value of the initial Note issued at Closing is $1,450,000.00 and the fair market value of the initial Warrant issued at Closing is $50,000.00.

2.3 Purchase and Sales of Additional Securities Within 12 months of the Closing Date, the Issuers may issue and sell to Purchaser, and, subject to the terms and conditions set forth in this Agreement, Purchaser shall purchase from the Issuers one or two, but no more than two, Notes in principal amounts not to exceed $3,000,000.00 in the aggregate and for a par or discounted purchase price determined by parties at such time. In connection with each such additional Note purchase, RMI shall also issue and sell and Purchaser shall also purchase from RMI an additional Warrant for such portion of the aggregate Warrant purchase price as the parties shall determine. The amount of RMI common stock underlying each additional Warrant so acquired by Purchaser shall equal the product obtained by multiplying 3,816,682 shares by a fraction, the numerator of which shall be the principal amount of the additional Note then being purchased in the corresponding transaction and the denominator of which shall be $4,500,000, subject to adjustment as provided in the Warrant. Each such additional Warrant shall be deemed to have a Date of Issuance (as defined in the Warrant) as that of the initial Warrant.

2.4 Purchase and Sale of Additional Warrant If on the anniversary of the Closing Date the Issuers have not sold to Purchaser Notes with aggregate original principal amounts of at least $2,250,000.00, RMI shall issue and sell and Purchaser shall purchase an additional Warrant for nominal consideration. The amount of RMI common stock underlying this additional Warrant shall equal that amount that would entitle holder upon its exercise and upon the exercise of all previously-issued Warrants to acquire that amount of RMI common stock equal to at least 5% of the then outstanding fully diluted common stock of RMI, as of the Closing Date, subject to adjustment as contemplated in the Warrant. This additional Warrant shall be deemed to have a Date of Issuance (as defined in the Warrant) as that of the initial Warrant.

2.5 Adjustment If within 12 months of the Closing Date, Purchaser has purchased Notes in principal amounts in excess of $2,250,000.00 but less than $4,500,000.00, the parties agree to make any necessary adjustment in the aggregate number of shares of common stock underlying the Warrants issued to the Purchaser, based on a formula to be agreed to in advance by the parties, consistent with the formula/approach for determining the aggregate number of shares underlying the additional Warrants identified in Section 2.4 above.

2.6 The Closing The closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Polsinelli Shalton Welte Suelthaus PC in Kansas City, Missouri at 10:00 a.m. Central Standard Time on January 6, 2005 or at such other place or on such other date as may be mutually agreeable to the Issuers and Purchaser (the “Closing Date”). At the Closing, (a) the Issuers shall deliver to Purchaser instruments evidencing the Securities, issued in the name of Purchaser or its nominee, and (b) Purchaser will pay the purchase price thereof by a cashier’s or certified check or by wire transfer of immediately available funds to an account specified by Issuers in the aggregate amount of $1,500,033.00. Notwithstanding the fact that this Agreement and the other Investment Documents are dated on or as of January 3, 2005, the effective date of this Agreement and all of the other Investment Documents shall be the Closing Date.

Section 3. Conditions of Purchaser’s Obligation at the Closing The obligation of Purchaser to purchase and pay for the Securities at the Closing is subject to the fulfillment as of the Closing Date of the following conditions to Purchaser’s satisfaction in its sole discretion:

3.1 Representations, Warranties and Covenants; No Event of Default The representations and warranties contained in Section 6 of this Agreement shall be true, complete and correct at and as of the Closing Date (both immediately prior to and immediately after giving effect to the transactions contemplated by the Investment Documents) as though then made and each Issuer shall have performed all of the covenants required to be performed by it under the Investment Documents that are to be complied with or performed by such Issuer on or prior to the Closing Date (unless that same shall have been waived by Purchaser), and there shall not exist any Event of Default or Potential Event of Default.

3.2 Governing Documents The Governing Documents (and all amendments thereto) of each of the Issuers shall each be in form and substance satisfactory to Purchaser and shall each be in full force and effect as of the Closing Date.

3.3 Freedom Financial Guaranty and Security Agreement Freedom Financial shall have duly authorized, executed and delivered a guaranty and a security agreement in the forms attached hereto together as Exhibit C (collectively, the “Guaranty and Security Agreement”), and the Guaranty and Security Agreement shall be in full force and effect as of the Closing Date.

3.4 Security Documents; Stock Pledge Agreements; Shareholder Agreement The Issuers shall have entered into the Security Documents, and the Security Documents shall be in full force and effect as of the Closing Date; provided, however, that the Mortgage shall be delivered to the Purchaser in accordance with Section 4.3(n) of this Agreement. The Issuers shall have caused their respective shareholders to authorize, execute and deliver a stock pledge agreement with respect to the issued and outstanding stock of each of the Issuers, each in the form of Exhibit D attached hereto (the “Stock Pledge Agreements”) and a shareholder agreement in the form of Exhibit E attached hereto (the “Shareholder Agreement”), and each of the Stock Pledge Agreements and the Shareholder Agreement shall be in full force and effect as of the Closing Date.

3.5 Sale of Securities to the Purchaser The Issuers shall have sold to Purchaser all of the Securities to be purchased hereunder at the Closing.

3.6 Securities Law Compliance The Issuers shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

3.7 Closing Fees and Expenses The Issuers shall have: (a) paid to C3 a closing fee in the aggregate amount of $78,750.00; and (b) reimbursed C3 for the fees and expenses as provided in Section 8.1 of this Agreement.

3.8 Noncompete Agreements The Issuers shall have entered into noncompete agreements with each of Dennis Simpson and Jeffrey Hoyal in the form of Exhibit F attached hereto (the “Noncompete Agreements”) and such Noncompete Agreements shall be in full force and effect as of the Closing Date.

3.9 Intercreditor Agreement . Washington Mutual Bank, the Issuers, Freedom Financial and the Purchaser shall have executed and delivered to Purchaser the Intercreditor Agreement in the form of Exhibit G attached hereto (the “Intercreditor Agreement”) and the Intercreditor Agreement shall be in full force and effect, and the terms and conditions therein shall be satisfied to the satisfaction of Purchaser, as of the Closing Date.

3.10 Insurance An application for life insurance policies on the lives of each of Dennis Simpson and Jeffrey Hoyal, in each case in the face amount of $3,500,000.00, shall have been submitted to a qualified insurance broker or agent and each of Dennis Simpson and Jeffrey Hoyal shall have undergone a physical or other medical examination required by the underwriter of the applicable insurance policy prior to the Closing Date. Within 60 days following the Closing Date, each such insurance policy shall be in full force and effect and shall name the Issuers as beneficiary and the Issuers shall make a collateral assignment of $3,500,000.00 of such policy to Purchaser, the documentation of which shall be in form and substance satisfactory to Purchaser and which collateral assignment shall be in full force and effect as of the date that is 60 days following the Closing Date.

3.11 Opinion of Issuers’ Counsel Purchaser shall have received from Reed Smith, LLP, counsel for the Issuers, an opinion with respect to the matters set forth in Exhibit H attached hereto, which shall be addressed to Purchaser, dated the date of the Closing Date.

3.12 Proceedings All proceedings required to be taken by each Issuer in connection with the transactions contemplated hereby shall have been taken.

3.13 Closing Documents Each Issuer, as applicable, shall have delivered to Purchaser all of the following documents:

(a) the initial Note in the principal amount of $1,500,000.00, duly authorized, executed and delivered jointly and severally by the Issuers;

(b) certificates evidencing the initial Warrants, duly authorized, executed and delivered by the applicable Issuers;

(c) an Officer’s Certificate of each Issuer in the form of Exhibit I attached hereto dated as of the Closing Date;

(d) certified copies of the resolutions duly adopted by the board of directors (or similar governing body) of each Issuer and Freedom Financial, authorizing the execution, delivery and performance of each of the Investment Documents to which it is a party, the issuance and sale of the Securities and the consummation of all other transactions contemplated by the Investment Documents;

(e) certificates of the secretaries of each Issuer in the form of Exhibit J attached hereto dated as of the Closing Date;

(f) certified copies of each Issuer’s Governing Documents, each as in effect at the Closing;

(g) certificates of good standing, dated not more than 15 days prior to the date of the Closing, of each Issuer issued by its jurisdiction of incorporation, formation or organization (as applicable) and from each jurisdiction in which it is qualified to conduct business;

(h) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions under the Investment Documents (including all blue sky law filings and waivers of all preemptive rights, rights of first refusal and all other similar rights);

(i) duly completed and executed SBA Forms 480, 652 and 1031 from the Issuers;

(j) a 1-year business plan showing the Issuers’ consolidated financial projections (including balance sheets and income and cash flow statements) for such 1-year period;

(k) [Reserved.]

(l) a Use of Proceeds Schedule from the Issuers regarding the intended use of proceeds from the Financing and the sale of all Equity Interests; and

(m) a solvency certificate executed by the chief executive officer of each of the RMI, ICM, and ACPA in the form of Exhibit K attached hereto dated as of the Closing Date.

3.14 Other Items Such other agreements, documents, certificates, verifications, and assurances as the Purchaser may request in connection with the transactions described in or contemplated by the Investment Documents.

3.15 Waiver Any condition specified in this Section may only be waived in writing by Purchaser.

3.16 Additional Conditions of Purchase Obligations after the Closing Any obligation of the Purchaser to purchase from the Issuers any Securities within 12 months after the Closing Date pursuant to Section 2.3 of this Agreement shall be further subject to the fulfillment as of the date of such purchase of the following conditions to the Purchaser’s satisfaction in its sole discretion:

(a)  The representations and warranties of the Issuers and other Persons contained in the Investment Documents (including those contained in Section 6 of this Agreement) shall be true and correct as though made on and as of the date of such purchase;

(b)  No Event of Default or Potential Event of Default exists, nor would any Event of Default or Potential Event of Default result from such purchase; and

(c)  The Issuers shall have satisfied the post-Closing obligations set forth in Section 4.3(n) of this Agreement (without regard to any cure period applicable thereto).

Section 4. Covenants .

4.1 Financial Statements and Other Information . So long as any of the Notes or any notes issued in exchange for any Securities remain outstanding and prior to the indefeasible payment in full of all amounts due and owing thereunder and, solely with respect to Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(l) below, so long as the Purchaser no longer owns any Warrants or any Equity Interests in any of the Issuers, the Issuers shall deliver to Purchaser, subject to the confidentiality provisions set forth in Section 8.24:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of RMI beginning with the fiscal year ending December 31, 2004, (i) a copy of the annual financial statements of RMI for such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Purchaser, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope; (ii) a copy of the annual financial statements of RMI for such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified by the chief executive officer, chief financial officer or president of RMI to have been prepared in accordance with GAAP; and (iii) comparisons of the consolidated portions of such statements with the then current Annual Budget;

(b) Quarterly Financial Statements. Concurrent with the filing of RMI’s 10-K, and in any event within 45 days after the end of each fiscal quarter of RMI beginning with the fiscal quarter ending December 31, 2004, (i) a copy of the quarterly financial statements of RMI for such fiscal quarter containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow at the end of such fiscal quarter and for the 3-month period then ended, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Purchaser, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope; (ii) a copy of the quarterly financial statements of RMI for such fiscal quarter containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal quarter, in each case setting forth in comparative form the figures for the preceding fiscal quarter, all in reasonable detail and prepared in accordance with GAAP and certified by the chief executive officer, chief financial officer or president of RMI to have been prepared in accordance with GAAP; and (iii) comparisons of the consolidated portions of such statements with the then current Annual Budget;

(c) Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each month, beginning with the month ending December 31, 2004, a copy of unaudited internal financial statements of each of the Issuers as of the end of such month and for the portion of the fiscal year then ended, containing consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, setting forth in each case (i) comparisons to the then current Annual Budget and to the corresponding period in the preceding fiscal year and (ii) a discussion of key developments in the business of the applicable Issuer, and (iii) an explanation of all material deviations from the then current Annual Budget, all in reasonable detail certified by the chairman or chief executive officer of the Issuers to fairly and accurately present (subject to year audit adjustments) the financial condition and results of operations of Issuers on a consolidated and consolidating basis, at the date and for the periods indicated therein;

(d) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in subsections (a) and (b), a duly completed Officer’s Certificate in the form of Exhibit L attached hereto, with appropriate insertions, dated the date of such financial statements and signed by RMI’s chief executive officer containing a computation of each of the financial ratios and restrictions set forth in Section 4.5 and to the effect that such officer has not become Aware of any Event of Default or Potential Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken or proposed to be taken to cure it;

(e) Notice of Litigation. Promptly after receipt of service of process and in any event within 10 Business Days after receipt of service of process, notice of all actions, suits, and proceedings before any governmental authority or arbitrator affecting any Issuer which, if determined adversely to any Issuer, has had or could reasonably be expected to have a Material Adverse Effect;

(f) Notice of Default. As soon as possible (but in any event within 10 days) after (i) the discovery or receipt of notice of any Event of Default or Potential Event of Default, (ii) any default under any Investment Document or any other Material agreement to which any Issuer is a party, (iii) any Material investigation, notice, proceeding or adverse determination from any governmental or regulatory authority or agency, or (iv) immediately (notwithstanding the reference to 10 days stated above) after the receipt of notice (or written) of the acceleration of any Material Indebtedness, an Officer’s Certificate specifying the nature and period of existence thereof and what actions each Issuer has taken and propose to take with respect thereto;

(g) ERISA Reports. As soon as possible and in any event within 5 days after any Issuer knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Pension Plan or that the PBGC or any Issuer has instituted or will institute proceedings under Title IV of ERISA to terminate any Pension Plan, a certificate of the chief financial officer of General Partner setting forth the details as to such ERISA Event or Prohibited Transaction or Pension Plan termination and the action that Issuers propose to take with respect thereto;

(h) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to Purchaser pursuant to this Section;

(i) Notice of Material Adverse Change. As soon as possible and in any event within 5 Business Days after the occurrence thereof, written notice of (i) any matter that has had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) any condition or event that has resulted in or could reasonably be expected to result in any Material liability under any Environmental and Safety Requirements;

(j) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to any Issuer by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of any Issuer;

(k) General Information. Promptly, such other information concerning any Issuer as Purchaser may from time to time reasonably request;

(l) Annual Budget. (i) At least 45 days but not more than 90 days prior to the beginning of each calendar year, an annual budget of the income, expenses, and capital costs for review or, if following an Event of Default and for so long as such Event of Default is continuing, for approval by Purchaser prepared on a monthly basis for the Issuers for such calendar year (displaying anticipated statements of income and cash flows and balance sheets) (the “Annual Budget”), and (ii) promptly upon preparation thereof any other significant budgets prepared by the Issuers and any revisions of such annual or other budgets;

(m) Securities Communications. As soon as possible after transmission or occurrence (but in any event within 10 days), any communications with securities holders generally or the financial community, any reports filed by the Issuers, or any of their respective officers, directors, managers, partners, employees or agents, with any securities exchange or the Securities and Exchange Commission;

(n) Insurance Reports. As soon as possible (but in any event within 10 days) after becoming Aware of any cancellation or Material change in any insurance maintained by any Issuer, written notice thereof which describes the same and the intended course of action of each Issuer with respect thereto; and

(o) Acceleration of Indebtedness. Immediately after the notice (oral or written) of the acceleration of any Material Indebtedness.

Each of the financial statements referred to in Sections 4.1(a), (b) and (c) shall present fairly in all material respects as of the dates and for the periods stated therein, the financial condition and results of operations of each Issuer and any Subsidiaries thereof, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which could, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect). For the purposes of this Agreement, Purchaser acknowledges and agrees that the independent certified public accountant providing services to RMI as of the date of this Agreement is acceptable to Purchaser.

4.2 Attendance at Board Meetings; Board Seat; Management Fees So long as any of the Notes or any notes issued in exchange for any Securities remain outstanding and prior to the indefeasible payment in full of all amounts due and owing thereunder, each Issuer shall give Purchaser written notice of each meeting, whether in person, telephonic, or by video transmission, of its board of directors and each committee thereof at the same time notice is delivered to each such director or committee member in accordance with each Issuer’s respective Governing Documents, but in no event later than 2 Business Days prior to the date of each such meeting, and each Issuer shall permit at least 2 representatives of Purchaser to attend as observers all meetings of its board of directors and all committees thereof; provided, that each such observer shall be deemed subject to the confidentiality provisions set forth in Section 8.24 and may be excluded only from any portion of any meeting where counsel for such Issuer is present and such exclusion is necessary, despite the application of the confidentiality provisions set forth in this Agreement, to preserve any attorney-client privilege with respect to the communications during such portion of the meeting. In the case of telephonic meetings conducted in accordance with an Issuer’s Governing Documents Purchaser’s representatives shall be given the opportunity to listen to such telephonic meetings. Purchaser shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to directors in connection with such meetings at the same time such materials and information are given to the directors. If an Issuer proposes to take any action by written consent in lieu of a meeting of its board of directors or of any committee thereof, the Issuer shall give written notice thereof to Purchaser prior to the effective date of such consent describing in reasonable detail the nature and substance of such action. The Issuers shall pay the reasonable out-of-pocket expenses of the representatives of Purchaser incurred in connection with attending all such meetings. Immediately upon any Event of Default, and for so long as such Event of Default is continuing, Purchaser shall have the right to designate one Person to be a member on each of the Issuers’ boards of directors. Each such Issuer shall promptly do all things required to effect the placement of such designated Person on its board of directors including, without limitation, requiring all holders of voting Equity Interests to vote for such Person, expanding the size of its board of directors or requiring a member of its board of directors to resign.

For services to be provided in the administration of the Financing contemplated by this Agreement and advisory and other services to be provided by C3 to the Issuers from time to time during the term of this Agreement, including making Steve Swartzman and Pat Healy available to the Issuers telephonically on an “as-needed” basis and in person, no less than 2 times each year, the Issuers shall pay C3 an annual fee in the amount of $20,000.00 per year during the 5-year term of this Agreement, with an initial such payment on the Closing Date, a second such payment on January 1, 2006, and continuing on the 1st day of each January thereafter, to and including January 1, 2009.

4.3 Affirmative Covenants . So long as any of the Notes or any notes issued in exchange for any Securities remain outstanding and prior to the indefeasible payment in full of all amounts due and owing thereunder, the Issuers shall comply with each of the following covenants:

(a) Maintenance of Existence; Conduct of Business. Each Issuer shall preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Each Issuer will conduct its business in an orderly and efficient manner in accordance with good business practices. Without limitation, each Issuer will not make any material change in its credit collection policies if such change would materially impair the collectibility of any material account owing to such Issuer, nor will it rescind, cancel or modify any material account owing to such Issuer except in the ordinary course of business;

(b) Maintenance of Properties and Intellectual Property Rights Each Issuer shall (i) maintain, keep, and preserve all of its properties (real, personal, tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, and (ii) possess and maintain all Material Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights;

(c) Taxes and Claims. Each Issuer shall pay or discharge at or before maturity or before becoming delinquent (i) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (ii) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that no Issuer shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established;

(d) Insurance. Each Issuer shall maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Issuers operate, provided that in any event each Issuer shall maintain workmen’s compensation insurance, property insurance, hazard insurance, and comprehensive general liability insurance, reasonably satisfactory to Purchaser. Each insurance policy covering Collateral shall name Purchaser as loss payee and shall provide that such policy will not be cancelled or reduced without 30 days prior written notice to Purchaser. In the event of failure by Issuers to provide and maintain insurance as herein provided, Purchaser may, at its option, provide such insurance and charge the amount thereof to Issuers. Issuers shall furnish Purchaser with certificates of insurance and policies evidencing compliance with the foregoing insurance provision;

(e) Inspection Rights. At any reasonable time and from time to time, each Issuer shall permit representatives of Purchaser, subject to the confidentiality provisions set forth in Section 8.24, to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants;

(f) Keeping Books and Records. Each Issuer shall maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities;

(g) Compliance with Laws. Each Issuer shall, and shall cause each Subsidiary thereof to, comply in all material respects with all applicable laws, rules, regulations, orders, and decrees of any governmental authority or arbitrator, the failure to comply with which could reasonably be expected to have a Material Adverse Effect;

(h) Compliance with Agreements. Each Issuer shall (i) comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business where the failure to comply could reasonably be expected to have a Material Adverse Effect, and perform and (ii) observe all of its obligations: (A) to each holder of the Notes and any other notes issued in exchange for any Securities and all of its obligations to each holder of Warrants and any Equity Interest for which Securities are converted or exchanged set forth in the Investment Documents and the Governing Documents with respect to which any such Equity Interest was issued; and (B) under each of the Investment Documents;

(i) Authorization to File Financing Statements; Further Assurances; Additional Subsidiaries.

(i) Each Issuer, with respect to any Collateral in which it has an interest, hereby irrevocably authorizes the Purchaser at any time and from time to time to file in any jurisdiction any initial financing statements and amendments thereto that (A) indicate the Collateral as the collateral covered thereby, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the applicable jurisdiction, and (B) contain any other information required by Part 5 of Article 9 of the applicable Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (I) whether the Issuer is an organization, the type of organization and any organization identification number issued to the Issuer and, (II) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Issuer agrees to furnish any such information to the Purchaser promptly upon request. Each Issuer also ratifies its authorization for the Purchaser to have filed in any jurisdiction any like initial financing statements or amendments thereto if filed prior to the date of this Agreement to the extent such financing statements are consistent with this Agreement; and

(ii) Each Issuer shall execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Purchaser to carry out the provisions and purposes of this Agreement and the other Investment Documents and to create, preserve, and perfect the Liens of Purchaser in the Collateral, and (ii) with respect to any new Subsidiary of any Issuer established with the consent of Purchaser after the Closing Date, the Issuers shall promptly cause such new Subsidiary: (A) to become a party to this Agreement and the Note; (B) to deliver to the Purchaser the same documents required to be delivered by the Issuers pursuant to Section 3 for such new Subsidiary; and (C) to take such other actions and execute and deliver such other agreements and instruments as the Purchaser may determine are reasonably necessary or appropriate;

(j) Other Actions. Further to insure the attachment, perfection and priority of the Purchaser’s security interest in the Collateral (subject to all Permitted Liens), each Issuer agrees, at the applicable Issuer’s own expense, to take the following actions with respect to the following Collateral:

(i) Promissory Notes and Tangible Chattel Paper. If any Issuer shall at any time hold or acquire any promissory notes or tangible chattel paper, such Person shall forthwith endorse, assign and deliver the same to the Purchaser, accompanied by such instruments of transfer or assignment duly executed in blank as the Purchaser may from time to time reasonably specify;

(ii) Deposit Accounts. All of the deposit accounts currently maintained by each Issuer are identified on the Deposit Accounts Schedule to this Agreement. No Issuer will open or maintain any other deposit account subsequent to the date of this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. For each deposit account that any Issuer at any time opens or maintains, such Issuer shall, at Purchaser’s request and option, obtain from the depository bank a deposit account control agreement in form and substance satisfactory to Purchaser, which will recognize Purchaser’s rights in such deposit accounts and will permit Purchaser to foreclose on such deposit accounts upon the occurrence of an Event of Default and for so long as such Event of Default is continuing. The provisions of this paragraph shall not apply to (i) any deposit account for which such Issuer, the depositary bank and Purchaser have entered into a cash collateral agreement specially negotiated among such Issuer, the depositary bank and Purchaser for the specific purpose set forth therein, and (ii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Issuer’s employees;

(iii) Investment Property. If any Issuer shall at any time hold or acquire any certificated or uncertificated securities, securities entitlements, financial assets or other investment property (collectively “Securities Collateral”), such Issuer shall, at Purchaser’s request and option, pursuant to an agreement in form and substance satisfactory to Purchaser cause the Securities Collateral to be held by a “Securities Intermediary” (as defined in the Uniform Commercial Code) reasonably acceptable to Purchaser and shall cause such Securities Intermediary to execute a securities account control agreement in form and substance reasonably acceptable to Purchaser that will recognize Purchaser’s rights in such Securities and will permit Purchaser to foreclose on such Securities upon the occurrence of an Event of Default and for so long as such Event of Default is continuing and the delivery of entitlement orders or other instructions from Purchaser to such Securities Intermediary as to such Securities Collateral, or (as the case may be) to apply any value distributed on account of such Securities Collateral without further consent of such Issuer;

(iv) Collateral in the Possession of a Bailee. If any Collateral is at any time in the possession of a bailee, Issuers shall promptly notify Purchaser thereof and, at Purchaser’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and .substance reasonably satisfactory to Purchaser, that the bailee shall recognize the lien of Purchaser in such assets, and that such bailee agrees to comply, without further consent of Issuers, with instructions from Purchaser as to such Collateral upon the occurrence of an Event of Default and for so long as an Event of Default is continuing;

(iv) Electronic Chattel Paper and Transferable Records. If any Issuer at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Issuer shall promptly notify Purchaser thereof. At the request and option of Purchaser, the relevant Issuer shall take such action as Purchaser may reasonably request to provide Purchaser with control, under Section 9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act (as so in effect in such jurisdiction) of such transferable record such that upon the occurrence of an Event of Default and for so long as such Event of Default is continuing Purchaser may foreclose upon such assets. However prior to the occurrence of an Event of Default, the relevant Issuer shall be permitted to exercise control over the specified assets;

(v) Letter-of-Credit Rights. If any Issuer is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Person, such Issuer, as applicable, shall promptly notify the Purchaser thereof and, at the request and option of the Purchaser, such Person shall, pursuant to an agreement in form and substance reasonably satisfactory to the Purchaser, either (i) promptly arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Purchaser of the proceeds of any drawing under the letter of credit or (ii) arrange for the Purchaser to become the transferee beneficiary of the letter of credit;

(vi) Commercial Tort Claims. If any Issuer shall at any time hold or acquire a commercial tort claim, such Issuer shall immediately notify Purchaser in a writing signed by such Issuer of the particulars thereof and grant to Purchaser in such writing a security interest therein and in the proceeds thereof, such that upon the occurrence of an Event of Default hereunder Purchaser may foreclose upon such assets. Such writing shall be in form and substance reasonably satisfactory to Purchaser. All commercial tort claims held by the Issuers as of the Closing Date are listed in Commercial Tort Claims Schedule and each of the Issuers hereby grants the Purchaser a security interest therein and agrees that such claims shall be Collateral under this Agreement and such Person’s respective Security Agreement;

(k) ERISA. Each Issuer shall comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder;

(l) Key Man Life Insurance. Issuers shall maintain the key-man life insurance policies referred to in Section 3.10;

(m) Annual Budget Approval. Issuers will not submit any budget to its board of directors (or similar governing body) for approval or implement any Annual Budget unless such budget is first presented to Purchaser for review or, if following an Event of Default and for so long as such Event of Default is continuing, for approval, as set forth in Section 4.1(l). If there shall be an Event of Default in existence and continuing as of the commencement of any fiscal year, Purchaser will have absolute approval rights with respect to such upcoming Annual Budget and Issuers will not submit any budget to its board of directors (or similar governing body) for approval or implement any Annual Budget unless Purchaser has approved said budget in writing; and

(n) Post-Closing Obligations. Issuers shall, on or before January 31, 2005, deliver or cause to be delivered to Purchaser (i) a duly authorized and executed Mortgage and (ii) certificates of insurance and policies evidencing, to Purchaser’s reasonable satisfaction, Issuers’ compliance with the insurance obligations set forth in Section 4.3(d) of this Agreement.

4.4 Negative Covenants . So long as any of the Notes or any notes issued in exchange for any Securities remain outstanding and prior to the indefeasible payment in full of all amounts due and owing thereunder, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), the Issuers shall comply with each of the following covenants and shall not:

(a) Additional Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness or any Liens other than Permitted Liens, or amend, extend, change, modify, or reborrow pursuant to, any provisions of any Indebtedness permitted hereunder;

(b) Merger or Consolidation. Other than in connection with a Permitted Acquisition, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person engaged in any line of business other than the lines of business of the Issuers as of the Closing Date or any shares or other evidence of beneficial ownership of any Person engaged in any line of business other than the lines of business of the Issuers as of the Closing Date, or wind-up, dissolve, or liquidate; provided, however, that RMI may sell, by initial public offering or otherwise, all of its stock in B2B in accordance with the terms and conditions set forth in Section 8.25;

(c) Dividends or Distributions. Declare or pay any Dividends or make any other payment or distribution (in cash, property, or obligations) on account of their Equity Interests, or redeem, purchase, retire, or otherwise acquire any Equity Interests, or permit any of their Subsidiaries to purchase or otherwise acquire any Equity Interest of any other Issuer, or set apart any money for a sinking or other analogous fund for any Dividend or other distribution on their Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of their Equity Interests without Purchaser’s prior written consent, except that, so long as no Event of Default exists or would result therefrom, Issuers may make Tax Distributions and repurchase equity from non-Affiliates at the original purchase price upon termination of employment of such non-Affiliate;

(d) Advances and Loans. Make any loans or advances to, guarantys for the benefit of, or Investments in, any Person except for (i) reasonable advances to employees in the ordinary course of business, (ii) Investments having a stated maturity no greater than 1 year from the date such Investment is made in (A) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (B) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (C) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc., (iii) intercompany loans or advances to or guarantees by any Issuer for the benefit of another of any Issuer in the ordinary course of business, consistent with past practice, (iv) securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors, (v) contributions by an Issuer to the capital of any other Issuer, (vi) bank deposits in the ordinary course of business, consistent with past practice, and (vii) the Guaranty and Security Agreement;

(e) Affiliated Transactions. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of any Issuer, except in the ordinary course of and pursuant to the reasonable requirements of such Issuer’s business and upon fair and reasonable terms no less favorable to such Issuer than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Issuer;

(f) Transfer of Assets. No Issuer nor any Subsidiaries or Guarantors thereof shall sell, exchange or permanently dispose of any of its Intellectual Property Rights or sell, lease or otherwise transfer all or any part of its other properties other than (1) the sale of inventory in the ordinary course of such Person’s business, consistent with past practice, (2) transfers of assets to other Issuers in the ordinary course of business, and (3) the disposition of obsolete equipment or unprofitable assets;

(g) [Reserved].

(h) Prepayment of Indebtedness. Prepay, redeem, purchase, defeat or otherwise satisfy in any manner any principal or interest on any Indebtedness other than the Notes and any notes issued in exchange for any Securities, unless such prepayment, redemption, or purchase does not cause or is not likely to cause an Event of Default;

(i) Other Business Ventures. Enter into the ownership, active management or operation of any business other than the businesses in which the Issuers are presently engaged;

(j) Hazardous Materials. Use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, generate any Hazardous Material, conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental and Safety Requirements for which any Issuer or any Subsidiaries thereof would be responsible;

(k) Accounting Changes. Make any change (i) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Purchaser, or (ii) in tax reporting treatment, except as required by law and disclosed to Purchaser;

(l) Certain Security Matters. Enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Investment Document, which directly or indirectly prohibits any Issuer from creating or incurring a Lien on any of its assets other than assets that are subject to a purchase money security interest or an Operating Lease as contemplated by this Agreement;

(m) Phantom Equity Plans. Other than the redemption of the common stock of the Issuers owned by Jeffrey Hoyal and Dennis Simpson as of the Closing Date that is identified as callable common stock on the Capitalization Schedule, directly or indirectly redeem, purchase or make, or to redeem, purchase or make any payments with respect to any equity appreciation rights, phantom equity plans, profits interest plans or similar rights or plans to the extent any such actions, together with any of the actions contemplated under Section 4.4(s) with respect to employee equity plans, dilute by more than 5% in the aggregate all the Equity Interests of any Issuer issued and outstanding as of the Closing Date;

(n) Business Organization. Convert to any other type of business entity;

(o) Joint Ventures. Enter into any joint venture (i) with one or more Persons in the same line of business of any of the Issuers involving an aggregate consideration (including the assumption of liabilities whether direct or indirect) in any calendar year exceeding $500,000.00 on a consolidated basis with all such transactions being aggregated to such limit or (ii) with any Person that is not in the same line of business of any of the Issuers;

(p) Additional Agreements. Enter into, become subject to, amend, modify or waive any agreement or instrument which by its terms would (under any circumstances) restrict (i) the right of any Issuer to make loans or advances or pay or make Dividends to, transfer property to, or repay any Indebtedness owed to, any Issuer or (ii) any Issuer’s right to perform any of the provisions of any of the Investment Documents or the Loan Agreement and all agreements and instruments entered into in connection with the same or otherwise evidencing the Note or its Governing Documents (including provisions relating to the exercise of any of the Warrants, the exercise of the put provisions of any of the Warrants and the payment of principal and interest on the Notes or any other notes issued in exchange for any Securities), except in any such case for amending, modifying or supplementing such agreement in accordance with its terms;

(q) Compensation. Increase any compensation (including salary, bonuses and other forms of current and deferred compensation) payable, directly or indirectly, to any of its Affiliates in excess of 5% per year;

(r) Additional Subsidiaries. Establish or acquire any Subsidiaries not owned as of the Closing Date unless such Subsidiary executes and delivers a guaranty and a security agreement in form and substance satisfactory to Purchaser and operates in the same line of business as one of the Issuers;

(s) Equity Incentive Plans. Amend or modify any equity incentive plan or employee equity ownership plan as in existence as of the Closing Date or adopt any new equity incentive plan or employee equity ownership plan or issue any of its Equity Interests to its employees or its Subsidiaries’ employees other than pursuant to the existing equity incentive plans and employee equity ownership plans or (ii) to the extent any such actions, together with any of the actions contemplated under Section 4.4(m) with respect to phantom equity plans, do not dilute by more than 5% in the aggregate all the Equity Interests of any Issuer issued and outstanding as of the Closing Date;

(t) Life Insurance. Borrow against, pledge, assign, modify, cancel or surrender any key-man life insurance policy required to be obtained under Section 3.9;

(u) Use of Proceeds. Use the proceeds from the Financing and the sale of all Equity Interests other than as set forth on the Use of Proceeds Schedule;

(v) Amendment to Governing Documents. Make any amendment to its Governing Documents, directly or indirectly, whether by merger, conversion, operation of law or otherwise, or file any resolution of its board of managers (or similar governing body) with its jurisdiction of incorporation, formation or organization (as applicable);

(w) Material Agreements. Amend, modify or waive any provision of the Noncompete Agreements, or fail to enforce the material provisions of the Noncompete Agreements;

(x) Separateness from Affiliates. Commingle the funds and other assets of any Issuer with those of Freedom Financial or any other Affiliate that is not an Issuer or any other Person, keep the Issuers’ funds in bank accounts that are separate and apart from those of Freedom Financial and any of other Affiliates that are not Issuers or other Persons, and keep the Issuers’ other assets separately identifiable and distinguishable from assets of any Affiliates that are not Issuers or any other Persons; and

(y) Take or Pay Contracts. Enter into or be a party to any contract or agreement for the purchase of materials, supplies or other property or services if such contract or agreement requires that a payment be made by an Issuer regardless of whether delivery is ever made of such materials, supplies or other property or services.

4.5 Financial Covenants So long as any of the Notes or any notes issued in exchange for any Securities remain outstanding and prior to the indefeasible payment in full of all amounts due and owing thereunder, the Issuers (on a consolidated basis with all Subsidiaries) covenant to Purchaser as follows:

(a) Net Worth. The Issuers shall maintain Net Worth as of the last day of each fiscal quarter in an amount not less than (1) for each fiscal quarter during the 2005 fiscal year, $2,500,000.00 and (2) for each fiscal quarter during the 2006 fiscal year and during each fiscal year thereafter, $2,500,000.00 plus 50% of annual net income for the immediately preceding fiscal year.

(b) Total Funded Debt to EBITDA. The Issuers shall maintain, as of the last day of each fiscal quarter, a ratio of (1) Total Funded Debt at such time to (2) EBITDA for the four fiscal quarters then most recently ended* of not more than: a) 3.00 to 1.00 from Closing until the quarter ending June 30, 2005; b) 2.50 to 1.00 for the quarter ending September 30, 2005; and c) 2.00 to 1.00 for all periods thereafter.

*For purposes of calculating EBITDA for this covenant, EBITDA shall be $999,947 for the fiscal quarter ended March 31, 2004, $1,759,378 for the fiscal quarter ended June 30, 2004, and $1,234,602 for the fiscal quarter ended September 30, 2004.

(c) Fixed Charge Coverage Ratio. The Issuers shall maintain a ratio, as of the last day of each fiscal quarter (calculated on a rolling four fiscal quarter basis as of the end of each fiscal quarter*), of (1) EBITDA minus (i) taxes for such period only to the extent deducted in determining net income and (ii) amounts expended by the Issuers to purchase fixed assets to (2) Fixed Charges of not less than 1.20 to 1.00.

*For purposes of calculating EBITDA for this covenant, EBITDA shall be $999,947 for the fiscal quarter ended March 31, 2004, $1,759,378 for the fiscal quarter ended June 30, 2004, and $1,234,602 for the fiscal quarter ended September 30, 2004. For purposes of calculating Fixed Charges for this covenant, Fixed Charges shall be $95,094 for the fiscal quarter ended March 31, 2004, $299,904 for the fiscal quarter ended June 30, 2004, and $365,201 for the fiscal quarter ended September 30, 2004.

(d) Maximum Capital Expenditures. The Issuers shall not make Capital Expenditures during any fiscal year in an aggregate amount for all Issuers in excess of $1,500,000.00.

4.6 Use of Proceeds The Issuers shall not use any proceeds from the sale of the Securities hereunder, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve Board or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities.”

4.7 Compliance with Securities Laws Issuers shall at all times comply with all applicable provisions of the Securities Act, the Securities Exchange Act, and all applicable rules and regulations of the Securities Exchange Commission.

4.8 Public Disclosures The Issuers shall not disclose Purchaser’s name or identity as an investor in the Issuers in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent, of such Purchaser unless such disclosure is required by law, statute, rule or regulation or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Issuers shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure.

4.9 Further Assurances At any time and from time to time, upon the request of the Purchaser, the Issuers shall, and shall cause each other Issuer to execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as so requested in order to fully effect the purposes of this Agreement, the other Investment Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Securities and any notes issued in exchange for any Securities. In addition, if requested by the Purchaser, each Issuer shall, and shall cause each other Issuer to, obtain and promptly furnish to the Purchaser evidence of all governmental approvals as may be required to enable each Issuer comply with its respective Obligations under the Investment Documents and to continue in business as conducted on the date hereof without Material interruption or interference.

4.10 Put Provisions .

(a) At any time during the period commencing on the earlier to occur of (i) the fifth anniversary of the date of Closing, (ii) the indefeasible payment in full of all principal, interest, premiums (if any) and other amounts due in respect of the Notes and any notes issued in exchange for any Securities, or (iii) the occurrence of an Event of Default and for so long as such Event of Default is continuing, Purchaser shall have the right by delivering a written notice (the “Put Notice”) to RMI to put at any time or times all or a portion (not less than one-third) of the Equity Interests of RMI then held by Purchaser (“Put Equity”) at a price (the “Put Price”) equal to Purchaser’s pro rata portion of the greater of (x) the Fair Market Value of RMI, and (y) (5) times RMI’s Weighted Average EBITDA, less Indebtedness, plus cash and marketable securities.

(b) In no event shall the Put Notice be delivered prior to the first anniversary of the date of this Agreement. Upon the delivery of any Put Notice, RMI and Purchaser shall promptly (and in any event within 10 Business Days after the Delivery Date) meet for the purpose of determining the Put Price. RMI shall purchase all Put Equity requested to be repurchased in the Put Notice, at a mutually agreeable time and place, which will in no event be later than 90 days after the date of the delivery of the Put Notice (the “Put Closing”).

(c) At any Put Closing, Purchaser shall deliver RMI certificates representing the Put Equity held Purchaser and RMI shall deliver to Purchaser the product of (i) the Put Price multiplied by (ii) the number of units of Put Equity owned by Purchaser by cashier’s or certified check or wire transfer of immediately available funds payable to Purchaser. RMI will undertake reasonable efforts (as defined below) during the 90-day period immediately following the Delivery Date of the Put Notice to finance the payment of the Put Price in accordance with this Section so that the Put Price may be paid in full in cash, but only to the extent such financing can be obtained on commercially reasonable terms. Such reasonable efforts shall include, but shall not be limited to, pursuing private offerings of equity or debt securities, restructuring of RMI’s debt and other recapitalizations. If, notwithstanding such reasonable efforts, RMI is unable to purchase all of the Put Equity at a Put Closing in cash within such 90-day period, RMI will at such Put Closing pay the maximum portion of the Put Price which they are legally able to pay in cash and pay the remaining portion of the Put Price that they are not able to pay in cash by issuing to the holders of Put Equity promissory notes (the “Put Notes”) with a term to maturity not to exceed two years and accruing interest at an annual rate equal to (i) for the first twelve months of the term of the applicable Put Note, Prime Rate plus 6.00% per annum, and (ii) for the second twelve months of the term of the applicable Put Note, Prime Rate plus 7.00% per annum, in each case fully amortizing and payable in equal monthly payments of principal and interest. After a Put Closing, RMI will, and will cause each of its Affiliates to, continuously undertake reasonable efforts to arrange debt or equity financing in order to retire Put Notes for cash and will provide to the holders of such Put Notes any information regarding RMI’s efforts to obtain such financing as is reasonably requested by any such holder of Put Notes. For the avoidance of doubt, Put Notes shall be deemed to be “notes issued in exchange for Securities” and as a result the provisions of this Agreement applicable to the same shall apply in all circumstances to all Put Notes.

(d) Notwithstanding anything contained herein to the contrary, if RMI is not able to pay the Put Price in full in cash within 90 days after the delivery of a Put Notice, Purchaser may rescind the exercise of the put option at Purchaser’s sole election by delivering written notice to RMI within 30 days after RMI notifies Purchaser that it will be unable to pay the Put Price in full in cash. If RMI fails to satisfy its obligations pursuant to this Section 4.10 Purchaser may pursue any and all rights and remedies at law or in equity.

4.11 Call Provisions Until the third anniversary of the Closing Date, RMI shall have the right (“Issuer Call Option”) to cause the Purchaser to sell to RMI any Warrants or Securities acquired in the exercise of the applicable Warrants representing in excess of 5% of the stock of RMI at a purchase price equal to an amount, after payment of the pro rata principal (up to 50%) of the Note, that would permit the Purchaser to earn an IRR on the Purchaser’s investment of 24%, if exercised on or before the third anniversary of the Closing Date.

4.12 SBIC Regulatory Provisions .

(a) Equity holders. As long as any SBIC Holder holds any Securities or any securities issued by the Issuers with respect thereto, the Issuers, as applicable, shall notify such SBIC Holder (i) at least 15 days prior to taking any action after which the number of record holders of the applicable Issuer’s voting securities would be increased from fewer than 50 to 50 or more and (ii) of any other action or occurrence after which the number of record holders of the Issuer’s voting securities was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Issuers, as applicable, becomes Aware that such other action or occurrence has occurred or is proposed to occur.

(b)  Use of Proceeds. On the Closing Date and at such times as any SBIC Holder requests upon the express requirement of the SBA, the Issuers shall deliver to each SBIC Holder a written statement on behalf of each of the Issuers, certified by the respective chief executive officer of the Issuers describing in reasonable detail the use of the proceeds of the Financing hereunder by the Issuers. In addition to any other rights granted hereunder, subject to the confidentiality provisions in Section 8.24 the Issuers shall, and shall cause each of its Subsidiaries to, grant such SBIC Holder and the SBA access during normal business hours to their books, and records for the purpose of verifying the use of such proceeds and verifying the certifications made by the Issuers in SBA Forms 480, 652 and 1031 delivered pursuant to Section 3.13 and for the purpose of determining whether the principal business activity of the Issuers continues to constitute an eligible business activity (within the meaning of the SBIC Regulations).

(c)  Regulatory Violation. Upon the occurrence of a Regulatory Violation or if any SBIC Holder determines in its good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled as a holder of the Securities, any notes issued in exchange for any Securities or any other Equity Interests of the Issuers (whether under the Investment Documents, any Issuer’s Governing Documents or otherwise), each SBIC Holder shall have the right to the extent required under the SBIC Regulations to demand, upon 30 days prior written notice to the Issuers (during which 30-day time period Issuers may attempt to cure the applicable Regulatory Violation), the immediate purchase of all (or any portion) of the outstanding Securities, notes issued in exchange for any Securities any other Equity Interests of any Issuer owned by such SBIC Holder at a price equal to the purchase price paid, directly or indirectly, for such Securities, notes issued in exchange for any Securities, and any other Equity Interests of any Issuer, plus all accrued interest on the Notes and any notes issued in exchange for the Securities, by delivering written notice of such demand to the Issuer. Each such Issuer shall be obligated to pay the purchase price for these items by a cashier’s or certified check or by wire transfer of immediately available funds to each SBIC Holder demanding purchase within 30 days after any Issuer’s receipt of the demand notice, and upon such payment, each such SBIC Holder shall deliver the certificates evidencing the items to be purchased duly endorsed for transfer or accompanied by duly executed forms of assignment.

(d)  Regulatory Compliance Cooperation. If any SBIC Holder believes that it has a Regulatory Problem, such SBIC Holder shall have the right to transfer its Securities, any notes issued in exchange for any Securities and any other Equity Interests of any Issuer without regard to any restrictions on transfer set forth in the Investment Documents, but otherwise in accordance with applicable securities law (provided that the transferee agrees to become a party to the applicable Investment Documents), and each Issuer shall take all such actions as are reasonably requested by such SBIC Holder in order to (i) effectuate and facilitate any transfer by such SBIC Holder of such items then held by such SBIC Holder to any Person designated by such SBIC Holder, (ii) permit such SBIC Holder (or any of its Affiliates) to exchange all or any portion of the Securities or any other Equity Interests of any Issuer that are voting securities then held by it on a unit-for-unit basis for units of a class of nonvoting equity securities of any Issuer, which nonvoting equity securities shall be identical in all respects to such exchanged equity securities, except that such equity securities shall be nonvoting and (iii) amend this Agreement and the Governing Documents of such Issuer and related agreements and instruments to effectuate and reflect the foregoing.

(e)  Economic Impact Information. Promptly after the end of each calendar year (but in any event prior to February 28 of each year), the Issuers shall deliver to each SBIC Holder a written assessment of the economic impact of each SBIC Holder’s investment in the Issuers, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the Investment on the businesses of the Issuers and on taxes paid by the Issuers and their employees.

Section 5. Registration Rights The Purchaser shall be entitled to the registration rights contained in Appendix 1 to this Agreement, the terms of which are incorporated herein by reference.

Section 6. Representations and Warranties of the Issuers As a material inducement to Purchaser to enter into this Agreement and purchase the Securities hereunder, the Issuers each, jointly and severally, hereby represent and warrant to Purchaser as follows, except as set forth on the R&W Exception Schedule to this Agreement:

6.1 Organization, Corporate Power and Licenses Each Issuer is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Each Issuer possesses all requisite company power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by the Investment Documents where the failure to possess such licenses, permits, or authorizations could reasonably be expected to have a Material Adverse Effect. The copies of each Issuer’s Governing Documents which have been furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The exact state organizational number of each Issuer is set forth on the Organization Schedule. Each Issuer has delivered to the Purchaser true and complete copies of its certificate of incorporation and bylaws, as the case may be and will promptly notify the Purchaser of any amendment or changes thereto. The exact name of Purchaser is set forth in the preamble of this Agreement. No Issuer has been known by any other corporate, limited liability company or partnership name in the past five (5) years except as set forth on Organization Schedule, nor has any Issuer been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years except as set forth on the Organization Schedule.

6.2 Capitalization and Related Matters .

(a) The attached Capitalization Schedule accurately sets forth the following information with respect to each Issuer’s capitalization as of the Closing Date and immediately thereafter (i) the authorized Equity Interests of each Issuer, (ii) the number of shares of each class of Equity Interests or each Issuer issued and outstanding, (iii) the number of shares of each class of Equity Interests of each Issuer reserved for issuance upon exercise of any Convertible Securities and (iv) the name of each holder of Equity Interests in each Issuer and the number of shares owned by each such holder of such Equity Interests. As of the Closing Date, the Issuers do not have outstanding any of its Equity Interests, except for the Securities and except as set forth on the Capitalization Schedule. As of the Closing Date, no Issuer is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of their Equity Interests, except as set forth on the Capitalization Schedule and except pursuant to the terms of the Securities. As of the Closing Date, all of the outstanding Equity Interests of the Issuers shall be validly issued, fully paid and nonassessable.

(b) There are no statutory or, to any Issuer’s Knowledge, contractual equity holders’ preemptive rights or rights of refusal with respect to the issuance of the Securities hereunder. The Issuers have not violated and will not violate any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Interests, and the offer, sale and issuance of the Securities hereunder does not require registration under the Securities Act or any applicable state securities laws. To the Issuers’ Knowledge, there are no agreements between the holders of any Issuer’s Equity Interests with respect to the voting, transfer or other control of the Issuers’ Equity Interests.

6.3 [Reserved].

 6.4 Authorization; No Breach The execution, delivery and performance of each of the Investment Documents and all other agreements and instruments contemplated hereby and thereby to which each Issuer is a party have been duly authorized by such Issuer. Each of the Investment Documents, each Issuer’s Governing Documents and all other agreements and instruments contemplated hereby and thereby to which an Issuer is a party each constitutes a valid and binding obligation of such Issuer, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity. Except as set forth on the attached Restrictions Schedule, the execution and delivery by each Issuer of each of the Investment Documents and all other agreements and instruments contemplated hereby and thereby to which it is a party, the offering, sale and issuance of the Securities hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by such Issuer, do not and shall not: (a) conflict with or result in a breach of the terms, conditions or provisions of; (b) constitute a default under; (c) result in the creation of any Lien upon such Issuer’s Equity Interests or assets pursuant to; (d) give any third party the right to modify, terminate or accelerate any obligation under; (e) result in a violation of; or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Governing Documents of such Issuer, or any law, statute, rule or regulation to which such Issuer is subject (including any usury laws applicable to the Notes), or any agreement, instrument, order, judgment or decree to which such Issuer is subject. Except as set forth on the Restrictions Schedule, none of the Issuers are subject to any restrictions upon making loans or advances or paying Dividends to, transferring property to, or repaying any Indebtedness owed to, any other Issuer.

6.5 Projections and Pro Forma Financial Statements .

(a) Attached hereto as Exhibit M is a correct and complete copy of the latest projections of the consolidated income and cash flows of the Issuers for the 12 months following Closing. Such projections are based on underlying assumptions of the Issuers that the Issuers reasonably believe provide a reasonable basis for the projections contained therein. Such projections have been prepared on the basis of the assumptions set forth therein, which the Issuers reasonably believe are fair and reasonable in light of the historical financial performance of the Issuers and of current and reasonably foreseeable business conditions and reflect the reasonable estimate of the Issuers of the results of operations and other information projected therein.

(b) The pro forma consolidated balance sheet of the Issuers as of a date within 30 days of the Closing Date (the “Pro Forma Balance Sheet”), attached hereto as Exhibit N, is complete and correct in all material respects and presents fairly in all material respects the consolidated financial condition of the Issuers as of such date as if the transactions contemplated by the Investment Documents had occurred immediately prior to such date, and such balance sheet contains all pro forma adjustments necessary in order to fairly reflect such assumption.

6.6 Absence of Undisclosed Liabilities To the Issuers’ Knowledge, no Issuer has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to any Issuer, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (a) liabilities set forth on the Pro Forma Balance Sheet (including any notes thereto); and (b3) other liabilities and obligations expressly disclosed on the attached Liabilities Schedule.

6.7 No Material Adverse Change Since the date of the Latest Balance Sheet, there has been no change in the operating results, assets, liabilities, operations, prospects, business, condition (financial or otherwise), employee relations, customer relations or supplier relations of any Issuer, taken as a whole, which has had or could reasonably be expected to have, a Material Adverse Effect.

6.8 Assets Except as set forth on the attached Assets Schedule, upon Closing each Issuer will have good and marketable title to, or a valid leasehold interest in the material properties and assets located on their premises or shown on the Pro Forma Balance Sheet, free and clear of all Liens, except for Permitted Liens. Except as described on the Assets Schedule, upon Closing each Issuer’s buildings, equipment and other tangible assets will be in good operating condition (ordinary wear and tear excepted) and are fit for use in the ordinary course of business. Upon the Closing, each Issuer will own, or have a valid leasehold interest in, all assets necessary for the conduct of its business conducted as of the Closing Date.

6.9 Tax Matters Except as set forth on the attached Taxes Schedule:

(a) Each Issuer has filed all federal and other Material Tax Returns which they are required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all Material respects and to the Knowledge of the Issuers have been prepared in compliance with all applicable laws and regulations in all Material respects.

(b) None of the Issuers have made an election under §341(f) of the Code. None of the Issuers are liable for the Taxes of another Person that is not another Issuer (i) other than as set forth on the Taxes Schedule under Treas. Reg. § 1.1502-6 (or comparable provisions of state, local or foreign law, statute, rule or regulation), (ii) as a transferee or successor or (iii) by contract, indemnity or otherwise. None of the Issuers are a party to any tax sharing agreement. The Issuers and each Affiliated Group have disclosed on their federal income Tax Returns any position taken for which substantial authority (within the meaning of Code §6662(d)(2)(B)(i)) did not exist at the time the return was filed. None of the Issuers have made any payments, is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Code §280G.

(c) No Issuer has been a member of an Affiliated Group other than as set forth on the Taxes Schedule, or filed or been included in a combined, consolidated or unitary income Tax Return, other than as set forth on the Taxes Schedule.

6.10 Contracts and Commitments .

(a) Except for documents and agreements described on the Contracts Schedule, no Issuer is: (a) a party to any contract or agreement, or subject to any corporate or other restriction, that could reasonably be expected to have a Material Adverse Effect, (b) a party to any material contract or agreement that restricts the right or ability of such Issuer to incur Indebtedness, other than this Agreement, and except for the Liens granted to the Lender, no Issuer has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any Lien upon any Property of an Issuer, whether now owned or hereafter acquired.

(b) No Issuer will be in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument to which such Issuer is subject where such default or breach could reasonably be expected to have a Material Adverse Effect.

(c) Purchaser has been supplied with a correct and complete copy of each of the written contracts, agreements and instruments and other items and an accurate description of each of the oral contracts and agreements which are referred to on the Contracts Schedule to this Agreement, together with all amendments, waivers or other changes thereto.

6.11 Intellectual Property Rights The attached Intellectual Property Schedule contains a complete and accurate list of all material (i) patented or registered Intellectual Property Rights owned or used by any Issuer, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by any Issuer, (iii) unregistered trade names and corporate names used by any Issuer and (iv) unregistered trademarks, service marks, internet domain names, copyrights, mask works and computer software owned or used by any Issuer.

6.12 Litigation, etc Except as set forth on the Litigation Schedule, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the Issuers’ Knowledge, threatened against or affecting any Issuer (or to any Issuer’s Knowledge, pending or threatened against or affecting any of the officers, directors or employees of any Issuer with respect to their businesses or proposed business activities), or pending or threatened by any Issuer against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement), which have had or could reasonably be expected to have a Material Adverse Effect.

6.13 Brokerage Other than as set forth in the Broker Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by the Investment Documents based on any arrangement or agreement binding upon any Issuer. Each Issuer shall pay, and hold Purchaser harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

6.14 Governmental Consent, etc. Except for the filings and recordings in connection with the Investment Documents, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by each Issuer of the Investment Documents and the other agreements contemplated hereby and thereby, except for state and federal securities law filings that in any event need not be filed prior to Closing.

6.15 Insurance Effective as of the Closing Date, the insurance coverage of the Issuers will be customary for prudent companies of similar size engaged in similar lines of business.

6.16 Employees No Issuer is Aware that any executive or key employee of any Issuer or any group of employees of any Issuer has any plans to terminate employment with any Issuer. The Issuers have complied in all material respects with all laws, statutes, rules and regulations relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and Issuers are not Aware that any Issuer has any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). To the Issuers’ Knowledge, no Issuer or any of their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of any Issuer, except for agreements between any Issuer and their respective present and former employees.

6.17 ERISA .

(a) No Issuer has any obligation to contribute to (or any other liability, including current or potential withdrawal liability with respect to) any “multiemployer plan” (as defined in §3(37) of ERISA.

(b) No Issuer has any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

(c) No Issuer maintains, contributes to or has any liability under (or with respect to), any employee plan which is a tax-qualified “defined benefit plan” (as defined in §3(35) of ERISA), whether or not terminated.

(d) No Issuer maintains, contributes to or has any liability under (or with respect to) any employee plan which is a tax-qualified “defined contribution plan” (as defined in §3(34) of ERISA), whether or not terminated.

(e) No Issuer maintains, contributes to, or has any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated.

(f) For purposes of this Section, the term “Issuers” includes all organizations constituting an ERISA Affiliate of any Issuer.

6.18 Compliance with Laws To the Issuers’ Knowledge, no Issuer has violated any law, statute, rule or regulation which violation has had or could reasonably be expected to have a Material Adverse Effect, and no Issuer has received written notice of any such violation.

6.19 Small Business Matters Each Issuer acknowledges that Purchaser is a federally licensed SBIC under the SBIC Act. Each Issuer, together with its “affiliates” (as that term is defined in 13 CFR §121.103), is a “small business concern” within the meaning of the SBIC Regulations, including 13 CFR §121.103. The Issuers will have 500 or fewer full-time equivalent employees. The information regarding the Issuers and affiliates (as defined above) set forth in the Small Business Administration Form 480, Form 652 and Form 1031 delivered at the Closing is accurate and complete. Copies of such forms have been completed and executed by each Issuer and delivered to Purchaser at the Closing together with a written statement of each Issuer regarding the planned use of the proceeds from the sale of the Securities. No Issuer presently engages in, and the Issuers shall ensure that no Issuer hereafter engages in, any activities, or uses, directly or indirectly, the proceeds of the sale of the Securities for any purpose, for which an SBIC is prohibited from providing funds by the SBIC Regulations (including 13 CFR §107.720).

6.20 Affiliated Transactions Except as set forth on the attached Affiliated Transactions Schedule, no officer, manager, director, employee, member, stockholder, partner, limited partner, owner, principal or Affiliate of any Issuer or any Person related, by blood, marriage or adoption to any such Person in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment, transaction or arrangement with any Issuer or has any Material interest in any Material property used by any Issuer, except for employment arrangements and compensation in the ordinary course of business, consistent with past practice.

6.21 Investment Company No Issuer is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, modified, supplemented, or replaced from time to time, or is any Issuer, directly or indirectly, controlled by or acting on behalf of any Person which is an “investment company” within the meaning of such act. The purchase of the Securities, the application of the proceeds and repayment thereof by each Issuer and the consummation of the transactions contemplated by the Investment Documents will not violate any provision of such act or any rule, regulation or order issued by the Securities and Exchange Commission.

6.22 Margin Regulations No Issuer owns any “margin stock,” as the term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the sale of the Securities will be used only for the purposes contemplated hereunder. None of the proceeds of the sale of the Securities will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause the loans hereunder to be considered “purpose credit” within the meaning of Regulations U or X of the Federal Reserve Board. The purchase of the Securities will not constitute a violation of such Regulations U or X.

6.23 Public Utility Holding Company Act No Issuer is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended, modified, supplemented, or replaced from time to time.

6.24 Customers and Suppliers .

(a) The attached Vendor Schedule lists the 10 largest clearinghouses and magazine publications of the Issuers since January 1, 2003 and sets forth opposite the name of each such supplier the percentage of consolidated net purchases related to such supplier.

(b) Since the date of the Latest Balance Sheet, no Material supplier of the Issuers has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to such company, and no publisher or clearinghouse listed on the Vendor Schedule has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Issuers once the transactions contemplated by the Investment Documents occur.

6.25 Disclosure Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to Purchaser by or on behalf of each Issuer with respect to the transactions contemplated hereby contain any untrue statement of a Material fact or omit a Material fact necessary to make each statement contained herein or therein not misleading. There is no fact that any Issuer has disclosed to Purchaser in writing and of which it is Aware (other than general economic conditions) which, taken as a whole, has had or could reasonably be expected to have a Material Adverse Effect.

6.26 Closing Date The representations and warranties of each Issuer contained in this Agreement and elsewhere in the Investment Documents and all information contained in any exhibit, schedule or attachment hereto or thereto or in any certificate or other writing delivered by, or on behalf of, each Issuer to Purchaser is and shall be complete and correct as of the Closing Date (both immediately prior to and immediately after giving effect to the transactions contemplated by the Investment Documents).

Section 7. Events of Default .

7.1 Definition An “Event of Default” shall be deemed to have occurred if:

(a) Failure to Make Payments. Any Issuer fails to pay when due and payable (whether at maturity or otherwise), after giving effect to all applicable notice and grace periods and, if no such grace periods are provided, a grace period of 5 Business Days (without notice), the full amount of interest then accrued on any Notes or any notes issued in exchange for any Securities, or the full amount of any principal payment (together with any applicable premium) on any Notes or any notes issued in exchange for any Securities or any other amounts payable under the Securities or the Investment Documents;

(b) Failure to Observe Covenants. Any Issuer:

(i) breaches, fails to perform or observe any of the covenants contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.11, or 4.12 (and such failure continues uncured for 10 Business Days); or

(ii) breaches, fails to perform or observe any other provision contained in the Investment Documents and (A) if such failure has had or could reasonably be expected to have a Material Adverse Effect and such failure continues uncured for 15 days or (B) if such failure has not had and could not reasonably expected to have a Material Adverse Effect and such failure continues uncured for 30 days or the Issuers are not proceeding diligently to cure such failure;

(c) Representations. Any representation, warranty or information contained herein or required to be furnished to any holder of the Securities pursuant to the Investment Documents, or any writing furnished by any Issuer to any holder of the Notes, is false or misleading in any material respect on the date made, repeated or furnished;

(d) Insolvency. Any Issuer makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or an order, judgment, decree or injunction is entered adjudicating such Issuer bankrupt or insolvent or requiring the dissolution or split up of such Issuer or preventing such Issuer from conducting all or any part of its business; or any order for relief with respect to any Issuer is entered under the Federal Bankruptcy Code; or any Issuer petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of such Issuer, or of any substantial part of the assets of such Issuer, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any of its Subsidiaries) relating to such Issuer under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect; or any such petition or application is filed, or any such proceeding is commenced, against such Issuer and either (i) such Issuer by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 60 days;

(e) Payments on Indebtedness. Any Issuer shall fail to pay when due any principal of or interest on any Indebtedness (other than the Indebtedness owing to Purchaser), which failure could reasonably be expected to have a Material Adverse Effect, or the maturity of any such Indebtedness shall have been accelerated, or any such Indebtedness shall have been required to be prepaid prior to the stated maturity thereof and such prepayment would have a Material Adverse Effect;

(f) Impairment of Security. This Agreement or any other Investment Documents shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Issuer, Jeffrey Hoyal, or Dennis Simpson, or any Issuer shall deny that it has any further liability or obligation under any of the Investment Documents, or any Lien created by the Investment Documents in favor of Purchaser shall for any reason cease to be a valid, first or second priority (as applicable based on the priority intended to be provided to Purchaser under the Investment Documents) perfected security interest in and Lien upon any of the Collateral purported to be covered thereby;

(g) ERISA Matters. (i) With respect to any Pension Plan, a prohibited transaction within the meaning of §4975 of the Code or §406 of ERISA occurs which in the reasonable determination of Purchaser could result in liability to the Issuers, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, the Issuers or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Qualified Plan, the Issuers or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) through (iv) hereof, in the reasonable determination of Purchaser there is a reasonable likelihood for termination of any such plan by the PBGC; provided, that the events listed in clauses (i) through (v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of the Issuers or any ERISA Affiliate, whether or not assessed, could, in the opinion of Purchaser, reasonably be expected to have a Material Adverse Effect;

(h) Seizure of Assets. Any Issuer or any of their properties, revenues, or assets in an aggregate amount in excess of $150,000.00, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within 30 days from the date of entry thereof;

(i) Attachment of Assets. Any Issuer shall fail to discharge within a period of thirty 30 days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $150,000.00 against any of its assets or properties;

(j) Change in Management. Any change in the chairman, chief executive officer, or president of RMI shall occur, or Jeffrey Hoyal or Dennis Simpson are no longer engaged in the management of the Issuers, in each case when compared to the management as of the date of this Agreement, and a suitable replacement for any such Person reasonably acceptable to Purchaser is not made within 60 days.

(k) Entry of Judgment. A final judgment or judgments for the payment of money in excess of $150,000.00 in the aggregate shall be rendered by a court or courts against any Issuer and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 45 days from the date of entry thereof and any Issuer shall not, within said period of 45 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(l) Termination of Pension Plan. The institution of any steps by any Issuer or any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, an Issuer or any such ERISA Affiliate could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, and such contribution, liability or obligation could reasonably be expected to have a Material Adverse Effect;

(m) Failure to Observe Other Obligations. Any Issuer defaults (after giving effect to all applicable grace and cure periods) in the payment when due, or in performance or observance of, any Material obligation of, or condition agreed to by, any Issuer with respect to any Material purchase or lease of goods or services, which defaults are not cured within 5 days after written notice from the Purchaser, where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect;

(n) Receivership. Any Issuer’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors in connection with any obligations or liabilities of the Issuers and such Issuer fails to discharge, release or terminate such attachment, seizure, warrant, levy or possession within 60 days from the creation or commencement thereof and such attachment, seizure, warrant, levy or possession could reasonably be expected to have a Material Adverse Effect;

(o) Curtailment of Business Conduct. The occurrence of any event that could cause the cessation or substantial curtailment of the conduct of business by any Issuer, including any Issuer being enjoined, retrained or prevented by any court or administrative agency from conducting any material part of its business, which cessation or substantial curtailment could reasonably be expected to have a Material Adverse Effect;

(p) Indictment. Any Issuer or executive officer of any Issuer is indicted for a state or federal criminal charge related to the business of such Issuer;

(q) Change in Control. A Change in Control shall occur; or

(r) Equity Agreements. An Issuer breaches any Material provision under a shareholder or similar equity agreement to which it is a party and fails to cure such breach within 10 days after written notice thereof from Purchaser.

The foregoing shall constitute “Events of Default” whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

7.2 Consequences of Events of Default .

(a) If any Event of Default has occurred, then the interest rate on the Notes and any notes issued in exchange for any Securities shall increase immediately by an increment of 2 percentage points. If any such Event of Default has occurred and continues for a period of 360 days thereafter, then the interest rate on the Notes shall increase by a further increment of 3 percentage points (for a total increase of 5 percentage points). Any increase of the interest rate resulting from the operation of this Section 7.2(a) shall terminate as of the close of business on the date on which no Events of Default exists (subject to subsequent increases pursuant to this Section 7.2(a)).

(b) If an Event of Default of the type described in Section 7.1(d) has occurred, then the aggregate outstanding principal amount of all of the Notes and any notes issued in exchange for any Securities (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders thereof, and the Issuers shall immediately pay to the holders of such notes all amounts due and payable with respect thereto.

(c) If an Event of Default (other than under Section 7.1(d)) has occurred and is continuing, then the holder or holders of Notes representing a majority of the aggregate principal amount of Notes and any notes issued in exchange for any Securities then outstanding may declare all or any portion of the outstanding principal amount of the Notes and any notes issued in exchange for any Securities (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of the Notes and any notes issued in exchange for any Securities (together with all such other amounts then due and payable) owned by such holder or holders. The Issuers shall give prompt written notice of any such demand to the other holders of Notes and any notes issued in exchange for any Securities, each of which may demand immediate payment of all or any portion of such holder’s Note and any notes issued in exchange for any Securities. If any holder or holders of the Notes and any notes issued in exchange for any Securities demand immediate payment of all or any portion of the Notes and any notes issued in exchange for any Securities, the Issuers shall immediately pay to such holder or holders all amounts due and payable with respect thereto.

(d) If an Event of Default of the type described in Section 7.1(a) has occurred, then the holder or holders of Notes and any notes issued in exchange for any Securities then outstanding may require the Issuers to defer all payments, other than salaries provided in the then current budget approved by Purchaser, to any Person who owns, directly or indirectly, an Equity Interest in any Issuer.

(e) If an Event of Default has occurred, then the holder or holders of Notes and any notes issued in exchange for any Securities then outstanding may enforce any and all other rights granted pursuant to the Investment Documents, including, without limitation, any proxy, security agreement or pledge agreement.

Section 8. Miscellaneous .

8.1 Expenses For all times prior to the issuance of the Notes and so long as the Notes remain outstanding, the Issuers, jointly and severally, shall pay, and hold the Purchaser and all holders of Securities and any other Equity Interests for which Securities are exchanged or converted harmless against liability for the payment of, and reimburse on demand as and when incurred from and against: (a) all costs and expenses incurred by each of them in connection with their due diligence review of each Issuer, the preparation, negotiation, execution and interpretation of the Investment Documents and the Securities and the agreements contemplated hereby and thereby, and the consummation of all of the transactions contemplated hereby and thereby (including all reasonable fees and expenses of legal counsel, environmental consultants and accountants), which costs and expenses shall be payable of the Closing or, if the Closing does not occur, payable upon demand; provided that the reimbursement obligation hereunder on the Closing Date shall not exceed $60,000.00, inclusive of any deposits made to Purchaser by the Issuers, (b) all fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of each of the Investment Documents, the Governing Documents of each Issuer and the other agreements and instruments contemplated hereby and thereby; (c) all recording and filing fees, stamp and other Taxes which may be payable in respect of the execution and delivery of the Investment Documents or the issuance, delivery or acquisition of any Securities or any other Equity Interests for which Securities are exchanged or converted; and (d) the reasonable fees and expenses incurred with respect to the interpretation and enforcement of the rights granted under the Investment Documents, the Securities, any other Equity Interests for which Securities are exchanged or converted, the Governing Documents of each Issuer and the agreements or instruments contemplated hereby and thereby (including costs of collection) upon an Event of Default and for so long as such Event of Default is continuing. If the Issuers fail to pay when due any amounts due the Purchaser or fail to comply with any obligations pursuant to this Agreement or any other agreement, document or instrument executed or delivered in connection herewith, the Issuers shall, upon demand by the Purchaser, pay to the Purchaser such further amounts as shall be sufficient to cover the cost and expense (including, but not limited to reasonable attorneys’ fees) incurred by or on behalf of the Purchaser in collecting all such amounts due or in otherwise enforcing the Purchaser’s rights and remedies hereunder. The Issuers also agree to pay to the Purchaser all costs and expenses incurred by them, including reasonable compensation to their attorneys for all services rendered, in connection with the investigation of any Event of Default and enforcement of their rights hereunder or under the other Investment Documents upon an Event of Default and for so long as such Event of Default is continuing.

8.2 Remedies Each holder of Securities and any other Equity Interests for which Securities are exchanged or converted shall have all rights and remedies set forth in the Investment Documents and the Governing Documents of each Issuer and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law, statute, rule or regulation. No remedy hereunder or thereunder conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise. Purchaser having any rights under any provision of the Investment Documents shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of the Investment Documents and to exercise all other rights granted by law, statute, rule or regulation.

8.3 Usury . In no contingency or event whatsoever will the aggregate of all amounts deemed interest under this Agreement or the Notes and charged or collected pursuant to the terms of this Agreement or any other Investment Document exceed the highest rate permissible under any law that a court of competent jurisdiction, in a final determination, deems applicable. If such a court determines that the Purchaser has charged or received interest under this Agreement or any other Investment Documents in excess of the highest applicable rate, then the Purchaser shall apply such excess to any other indebtedness or obligations then due and payable, whether for principal, interest, fees or otherwise, and shall refund the remainder of such excess interest, if any, to the Issuers, and such rate shall automatically be reduced to the maximum rate permitted by such law.

8.4 Purchaser’s Investment Representations . Purchaser hereby represents and warrants that:

(a) Authorization. When executed and delivered by the Purchaser, and assuming execution and delivery by the Issuers, this Agreement and the Investment Documents constitute its valid and legally binding obligations, enforceable in accordance with their terms.

(b) Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Issuers, which by Purchaser’s execution of this Agreement Purchaser hereby confirms, that the Restricted Securities will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Restricted Securities. Each Purchaser represents that it has full power and authority to enter into this Agreement and the Investment Documents.

(c) Disclosure of Information. Purchaser has had an opportunity to discuss the Issuers’ business, management and financial affairs with its management and to obtain any additional information which Purchaser has deemed necessary or appropriate for deciding whether or not to purchase the Restricted Securities, and has had an opportunity to receive, review and understand the disclosures and information regarding the Issuers’ financial statements, capitalization and other business information as set forth in the Issuers’ filings with the Securities and Exchange Commission.

(d) Investment Experience. Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and has previously invested in securities of other small businesses and acknowledges that it is able to protect its interests, and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Restricted Securities. Purchaser also represents it has not been organized for the purpose of acquiring the Restricted Securities.

(e) Restricted Securities. Purchaser understands that the Restricted Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Issuers in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

(f) No Public Market. Purchaser understands that no public market now exists for any of the securities issued by the Issuers and that the Issuers have made no assurances that a public market will ever exist for the Issuers’ securities.

(g) Economic Risk. Purchaser understands that the Issuers have limited financial and operating history and that an investment in the Issuers involves substantial risks. Purchaser understands all of the risks related to the purchase of the Restricted Securities. Purchaser further understands that the purchase of the Restricted Securities will be a highly speculative investment. Purchaser is able, without impairing the Purchaser’s financial condition, to hold the Restricted Securities for an indefinite period of time and to suffer a complete loss of the Purchaser’s investment.

(h) Brokers or Finders. Except as disclosed in Broker Schedule, the Issuers have not, and will not, incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

(i) Tax Liability. Purchaser has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser has relied solely on such advisors and not on any statements or representations of the Issuers or any of its agents. It understands that it (and not the Issuers) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(j) Further Limitations on Disposition. Without in any way limiting the representations set forth above, Purchaser further agrees not to make any disposition of all or any portion of the Restricted Securities unless and until:

(i) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii) (A) Purchaser shall have notified the Issuers of the proposed disposition and shall have furnished the Issuers with a statement of the circumstances surrounding the proposed disposition, and (B) if requested by the Issuers, Purchaser shall have furnished the Issuers with an opinion of counsel, reasonably satisfactory to the Issuers, that such disposition will not require registration of such shares under the Act.

(k) Legends. It is understood that the certificates evidencing the Restricted Securities may bear one or all of the following legends:

(i) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUERS THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, INCLUDING A “LOCK-UP” PROVISION RESTRICTING THE TRANSFER OF THE SECURITIES FOR A PERIOD OF TIME NOT TO EXCEED ONE HUNDRED EIGHTY (180) DAYS FROM THE EFFECTIVE DATE OF THE ISSUERS’ FIRST UNDERWRITTEN PUBLIC OFFERING.”

(ii) Any legend required by the laws of the Oregon or Missouri or any other applicable state.

8.5 Amendments and Waivers Except as otherwise expressly provided herein, the provisions of this Agreement and the provisions of the Notes may be amended and each Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if such Issuer has obtained the written consent of Purchaser; provided, that if there are no Notes outstanding, the provisions of this Agreement may be amended or waived by the Issuers and each Issuer may take any action herein prohibited only if such Issuer has obtained the written consent of the holders of a majority of the remaining Securities. No other course of dealing between any Issuer and the holder of any Securities or any other Equity Interest for which Securities are exchanged or converted or any delay in exercising any rights hereunder or under the Notes or the Governing Documents of any Issuer shall operate as waiver of any rights of any such holders. For purposes of this Agreement, the Securities or any Equity Interests for which Securities are exchanged or converted which are held by any Issuer shall not be deemed to be outstanding. If the Issuers pay any consideration to any holder of Securities or any other Equity Interest for which Securities are exchanged or converted for such holder’s consent to any amendment, modification or waiver hereunder, such party shall also pay each other holder granting its consent hereunder equivalent consideration computed on a pro rata basis.

8.6 Survival of Agreement . All covenants, representations and warranties contained in the Investment Documents or made in writing by each Issuer in connection herewith or therewith shall survive the execution and delivery of the Investment Documents and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation made by Purchaser or on its behalf. In addition, the rights and obligations of each party to this Agreement pursuant to Sections 4.1(a), 4.1(b), 4.1(c), 4.1(l) (subject to the time period set forth in Section 4.1), 4.2 (solely with respect to the payment of fees to C3 owed during the term of Section 4.2), 4.9, 4.10, 4.11 (subject to the time periods set forth for exercise of such rights in Sections 4.10 and 4.11), 4.12 (so long as any SBIC Holder holds any Securities), 5, 8.1, 8.14, 8.17, 8.18, 8.19, and 8.20, and Section 1 (solely to the extent necessary to effectuate any of the terms of the sections herein listed) shall survive the repayment of all amounts payable pursuant to this Agreement and the Notes. The Investment Documents, except for the Warrants, the Shareholder Agreement, and the registration rights contained in Appendix 1 to this Agreement, shall terminate upon payment in full of all amounts owed under the Notes. The Warrants, the Shareholder Agreement and the registration rights contained in Appendix 1 to this Agreement shall survive the repayment of all amounts payable pursuant to the Notes.

8.7 No Setoffs, etc.  All payments hereunder and under the Securities and any notes issued in exchange for any Securities shall be made by each Issuer without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If any Issuer shall be required by any law, statute, rule or regulation to deduct, setoff or withhold any amount from or in respect of any payment to Purchaser hereunder or under the Securities or any notes issued in exchange for any Securities, then (except as a result of withholding of local, state or federal income taxes, the amount so payable to such Purchaser shall be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, such Purchaser shall receive an amount equal to the sum they would have received had no such deductions, setoffs or withholding been made.

8.8 Successors and Assigns All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether or not so expressed; provided, that the Issuers shall not be permitted to assign or delegate, and the Issuers shall prohibit each other Issuer from assigning or delegating, its rights or obligations under this Agreement, the Securities or any notes issued in exchange for any Securities. Except as otherwise expressly provided herein, nothing expressed in or implied from any Investment Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any such other document. Any agreement or covenant in any Investment Document obligating any issuer of an Equity Interest held by a Purchaser or subsequent holder to take any action or to refrain from taking any action, shall similarly obligate any other Person into or with which such issuer is merged, consolidated, combined or reorganized.

8.9 Aggregation For purposes of the Investment Documents, all holdings of Securities and any Equity Interest for which Securities are exchanged or converted by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under the Investment Documents.

8.10 Severability Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and shall be reformed and enforced to the maximum extent permitted under applicable law.

8.11 Counterparts For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. A signature of a party by facsimile or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.

8.12 Descriptive Headings The descriptive headings of this Agreement and the Securities are inserted for convenience only and do not constitute a substantive part of this Agreement.

8.13 Governing Law All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto and (except as otherwise expressly provided therein) the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Missouri, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri. In furtherance of the foregoing, the internal law of the State of Missouri shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

8.14 Notices All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or sent via facsimile to the number set forth below with a copy mailed to the recipient as set forth above. Such notices, demands and other communications shall be sent to the Purchaser and to each Issuer at the addresses indicated below:

To each Issuer:

IC Marketing, Inc.
955 S. Virginia Street, Suite 116
Reno, NV 89502-0413
Attn: Dennis Simpson
Facsimile: 541-282-0135

Raybor Management, Inc.
221 West 10th Street
Medford, OR 97501
Attn: Dennis Simpson
Facsimile: 541-282-0135

American Consumer Publishing Association, Inc.
355 Industrial Circle
White City, OR 97503
Attn: Tracy Friend
Facsimile: 541-826-5347

Back 2 Back’s, Inc.
895 Roberta Lane, Suite 101A
Sparks, NV 89431
Attn: Steve Pugsley

Facsimile: 775-358-5570

With a copy to:

Don Reinke
Reed Smith, LLP
1999 Harrison Street, Suite 2400
Oakland, CA 94612-3572
Facsimile: Reed Smith 510-273-8832

To the Purchaser:

C3 Capital Partners, L.P.
c/o C3 Capital, LLC
4520 Main Street
Suite 1600
Kansas City, MO 64111
Attn: Steven Swartzman
Facsimile: 816-756-5552

with a copy to:

Dan Flanigan
Polsinelli Shalton Welte Suelthaus PC
700 W. 47th Street, Suite 1000
Kansas City, MO 64112
Facsimile: 816-753-1536

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

8.15 Construction . The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect or any Event of Default shall occur, the fact that there exists another representation, warranty or covenant or Event of Default relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant or that the first Event of Default shall have occurred.

8.16 Complete Agreement; No Modifications; Missouri Statutory Provision .

(a) This Agreement and the other Investment Documents collectively: (i) constitute the final expression of the agreement between Issuers and Purchaser; (ii) contain the entire agreement between Issuers and Purchaser with respect to the matters set forth herein and in such other Investment Documents; and (iii) may not be contradicted by evidence of any prior or contemporaneous oral agreements or understandings between Issuers and Purchaser. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an agreement or instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

(b) If there is a conflict between or among the terms, covenants, conditions or provisions of this Agreement and the other Investment Documents, then any term, covenant, condition or provision that Purchaser may elect to enforce from time to time so as to enlarge the interest of Purchaser in its security for the payment and performance of the Obligations, afford Purchaser the maximum financial benefits or security for the Obligations, or provide Purchaser the maximum assurance of payment and performance of the of the Obligations in full, shall control. EACH OF THE ISSUERS ACKNOWLEDGES AND AGREES THAT IT HAS BEEN PROVIDED WITH SUFFICIENT AND NECESSARY TIME AND OPPORTUNITY TO REVIEW THE TERMS OF THIS AGREEMENT AND EACH OF THE INVESTMENT DOCUMENTS WITH ANY AND ALL COUNSEL IT DEEMS APPROPRIATE, AND THAT NO INFERENCE IN FAVOR OF, OR AGAINST, PURCHASER OR ISSUERS SHALL BE DRAWN FROM THE FACT THAT EITHER SUCH PARTY HAS DRAFTED ANY PORTION OF THIS AGREEMENT OR ANY OF THE INVESTMENT DOCUMENTS.

(c) The following statement is given pursuant to Mo. Rev. Stat. § 432.045: “ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (ISSUERS) AND US (HOLDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.”

8.17 Indemnification In consideration of Purchaser’s execution and delivery of this Agreement and purchase of the Securities hereunder and in addition to all of the Issuers’ other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity, the Issuers shall, and shall cause each other Issuer to, defend, protect and indemnify Purchaser and each other holder of Securities, any notes issued in exchange for any Securities or any other Equity Interests for which Securities are exchanged or converted and all of their officers, managers, directors, stockholders, members, partners, limited partners, Affiliates, employees, agents, representatives, successors and assigns (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse such part), on demand as and when incurred, any and all actions, causes of action, suits, claims, losses (including diminutions in value and consequential damages), costs, penalties, fees, liabilities and damages and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to: (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities; (b) the execution, delivery, performance or enforcement of the Investment Documents, any Governing Documents of any Issuer and any other instrument, document or agreement executed pursuant hereto or thereto of any Issuer by any of the Indemnitees, except to the extent any such Liabilities are caused by the particular Indemnitee’s gross negligence or willful misconduct; and (c) the past, present or future environmental condition of any property owned, operated or used by any Issuer, its predecessors or successors or of any offsite treatment, storage or disposal location associated therewith, including, without limitation, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, Release or threatened Release into, onto or from, any such property or location of any toxic, chemical or hazardous substance, material or waste (including, without limitation, any losses, liabilities, damages, injuries, penalties, fees, costs, expenses or claims asserted or arising under any Environmental and Safety Requirement) regardless of whether caused by, or within the control of, such Issuer. To the extent that the foregoing undertaking by each Issuer may be unenforceable for any reason, each Issuer shall make the maximum contribution to the payment and satisfaction of each of the Liabilities which is permissible under applicable law.

8.18 Payment Set Aside To the extent that any payment or payments are made to Purchaser hereunder or under the Securities, any notes issued in exchange for any Securities or any Equity Interests for which Securities are exchanged or converted or such Purchaser enforces its rights or exercises its right of setoff hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to such payor, a trustee, receiver or any other Person under any law, statute, rule or regulation (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.19 Jurisdiction and Venue Each of the parties: (a) submits to the jurisdiction of any state or federal court sitting in the Western District of Missouri in any legal suit, action or proceeding arising out of or relating to this Agreement, the Securities, any notes issued in exchange for any Securities or any Equity Interests for which Securities are exchanged or converted; (b) agrees that all claims in respect of the action or proceeding may be heard or determined in any such court; and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement, the Securities, any notes issued in exchange for any Securities or any Equity Interests for which Securities are exchanged or converted in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.13. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Nothing herein shall affect the right to serve process in any other manner permitted by law, statute, rule or regulation or shall limit the right of Purchaser or holders of Equity Interests for which Securities are exchanged or converted to bring proceedings against any Issuer in the courts of any other jurisdiction. To the extent provided by any law, statute, rule or regulation, should any Issuer, after being so served, fail to appear or answer to any summons, complaint, process or papers so served within the number of days prescribed by law after the mailing thereof, such Issuer shall be deemed in default and an order or judgment may be entered by the court against such Issuer as demanded or prayed for in such summons, complaint, process or papers. The exclusive choice of forum for each Issuer set forth in this Section 8.19 shall not be deemed to preclude the enforcement by Purchaser or any holder of Securities or notes issued in exchange for any Securities or Equity Interests for which Securities are exchanged or converted of any judgment obtained in any other forum or the taking by such Purchaser or any holder of Securities or notes issued in exchange for any Securities or Equity Interests for which Securities are exchanged or converted of any action to enforce the same in any other appropriate jurisdiction, and each Issuer hereby waives the right to collaterally attack any such judgment or action.

8.20 Waiver of Right to Jury Trial EACH OF THE ISSUERS, ON ITS OWN BEHALF AND ON BEHALF OF EACH OTHER ISSUER, AND THE PURCHASER, ON ITS OWN AND ON BEHALF OF EACH HOLDER OF SECURITIES AND NOTES ISSUED IN EXCHANGE FOR ANY SECURITIES AND EQUITY INTERESTS FOR WHICH SECURITIES ARE EXCHANGED OR CONVERTED, HEREBY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES, ANY NOTES ISSUED IN EXCHANGE FOR ANY SECURITIES OR ANY EQUITY INTERESTS FOR WHICH SECURITIES ARE EXCHANGED OR CONVERTED, ANY OF THE OTHER INVESTMENT DOCUMENTS, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR THE COLLATERAL, THE OBLIGATIONS, OR THE PURCHASER’S CONDUCT WITH RESPECT TO ANY OF THE FOREGOING. EACH OF THE ISSUERS, ON ITS OWN BEHALF AND ON BEHALF OF EACH OTHER ISSUER, AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT PURCHASER WOULD NOT PURCHASE THE SECURITIES HEREUNDER IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

8.21 Certain Waivers Except as expressly provided in this Agreement, each Issuer hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of the Notes and any notes issued in exchange for any Securities, and expressly agrees that the Notes and any notes issued in exchange for any Securities, or any payment thereunder, may be extended from time to time and that the holder thereof may accept security for the Notes and any notes issued in exchange for any Securities or release security for the Notes and any notes issued in exchange for any Securities, all without in any way affecting the liability of the Issuers thereunder.

8.22 Joint and Several Liability of the Issuers Each Issuer shall be jointly and severally liable hereunder and under each of the Investment Documents to which it is a party with respect to all Obligations hereunder and thereunder, regardless of which Issuer actually receives the proceeds from the issuance of the Securities, or the manner in which the Issuers or Purchaser account therefor in their respective books and records. Notwithstanding the foregoing: (a) each Issuer’s obligations and liabilities with respect to the proceeds from the issuance of the Securities which it receives, and related fees, costs and expenses; and (b) each Issuer’s obligations and liabilities arising as a result of the joint and several liability of an Issuer hereunder with respect to proceeds of the Notes received by any other Issuer, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Issuer. Neither the joint and several liability of any Issuer shall be impaired or released by (i) the failure of Purchaser, any successors or assigns thereof, or any holder of any Securities, any notes issued in exchange for any Securities or Equity Interests for which Securities are exchanged or converted or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against any Issuer, any other Person or otherwise, (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligations of any nature of any Person with respect thereto, (iii) the surrender, release or exchange of all or any part of any property securing payment, performance or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property, (iv) any action or inaction on the part of Purchaser, or any other event or condition with respect to any other Issuer, including, without limitation, any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such other Issuer, or a guarantor or surety of or for any or all of the Obligations or (v) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such or any other Issuer.

8.23 Transfer of Notes; Several Liability of Purchaser . The Issuers hereby consent to Purchaser’s participation, sale, assignment, transfer or other disposition, at any time or times on or after the Closing Date, at Purchaser’s option, of all or any portion of its interest in this Agreement and any of the other Investment Documents (including Purchaser’s rights, title, interests, remedies, powers and duties hereunder or thereunder) to a purchaser, participant, any syndicate, or any other Person (each, a “Note Purchaser”). In connection with any such disposition (and thereafter), subject to the Note Purchaser agreeing to be bound by the same confidentiality terms set forth in Section 8.24, Purchaser may disclose any financial information Purchaser may have concerning the Issuers to any such Note Purchaser or potential Note Purchaser. No Purchaser shall have any obligation or liability arising under any Investment Document or otherwise as a result of any other Purchaser’s breach or default hereunder or thereunder. EACH ISSUER SHALL BE DEEMED TO HAVE WAIVED ANY SUCH ACTION, CLAIM, RIGHT OR CAUSE OF ACTION ANY SUCH PARTY MAY HAVE AGAINST ANY SUCH PURCHASER.

8.24 Confidentiality

(a) The Issuers consent to disclosure by the Purchaser of any summary financial or other information of the Issuers and each of their Subsidiaries of the type which is customarily disclosed by venture capital companies (other than proprietary trade secret information related to product offerings) to the stockholders, partners, board members, advisory board members or legal, accounting, insurance, or investment banking advisers of the Purchaser, and as and to the extent required by Law, to any Governmental Body.

(b) Except as provided in Section 8.24(a), Purchasers agrees to use reasonable commercial efforts to keep confidential all information provided to it under the terms and conditions of this Agreement and which is not in the public domain. No party to this Agreement shall make any public announcement of the transactions provided for in or contemplated by this Agreement unless the form and substance of the announcement is mutually agreed upon by all parties or unless public disclosure is necessary to comply with any requirements of Law; provided, however, that Purchaser may make a tombstone public announcement of its investment in the Issuers with the prior approval of the Issuers, which approval shall not be unreasonably conditioned, withheld or delayed and Purchaser shall not be obligated to keep confidential any information that has been made available previously on an unrestricted basis or has been filed previously with the Securities and Exchange Commission.

8.25 Sale of B2B Issuers have advised Purchaser that they contemplate a potential sale or other disposition of the Equity Interests of, or all or substantially all of the assets of, B2B. Purchaser hereby agrees that as long as the Indebtedness owed under the Notes and the Investment Documents is reduced in an amount satisfactory to Purchaser in connection with such sale or disposition, Purchaser is issued an amount of Securities in B2B subsequent to such sale or disposition that is proportionate to the percentage of the total amount of Equity Interests in RMI held by Purchaser at such time (whether in the form of Warrants or other Securities), and Issuers, B2B and other all other Persons deemed appropriate by Purchaser at such time execute and deliver all documents and instruments, including amendments and modifications to the Investment Documents, reasonably required by Purchaser in connection with such sale or disposition, Purchaser will consent to a mutual release of B2B from this Agreement and the other Investment documents.

8.26 Sole and Absolute Discretion of Purchaser . Whenever pursuant to this Agreement (a) the Purchaser exercises any right given to it to consent, approve or disapprove, (b) any arrangement, document, item or term is to be satisfactory to the Purchaser, or (c) any other decision or determination is to be made by the Purchaser, the decision of the Purchaser to consent, approve or disapprove, all decisions that arrangements, documents, items, or terms are satisfactory or not satisfactory and all other decisions and determinations made by Purchaser, shall be in the sole and absolute discretion of the Purchaser and shall be final and conclusive, except as may be otherwise expressly and specifically provided in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ISSUERS:
IC MARKETING, INC.,
a Nevada corporation

By: _______________________
Name: _____________________
Title: ______________________

AMERICAN CONSUMER PUBLISHING ASSOCIATION, INC.,
an Oregon corporation

By: _______________________
Name: _____________________
Title: ______________________

RAYBOR MANAGEMENT, INC.,
a Delaware corporation

By: _______________________
Name: _____________________
Title: ______________________

BACK 2 BACK’S, INC.,
an Oregon corporation

By: _______________________
Name: _____________________
Title: ______________________

PURCHASER:	C3 CAPITAL PARTNERS, L.P., a Delaware limited partnership By: C3 Partners, LLC Its: General Partner By: _______________________ Name: _____________________ Title: Manager

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

LIST OF EXHIBITS AND APPENDICES

Appendix 1	Registration Rights
Exhibit A	Form of Note
Exhibit B	Form of Warrant
Exhibit C	Guaranty and Security Agreement
Exhibit D	Stock Pledge Agreement
Exhibit E	Shareholders Agreement
Exhibit F	Noncompete Agreement
Exhibit G	Intercreditor Agreement
Exhibit H	Opinion of Counsel
Exhibit I	Officer’s Certificate
Exhibit J	Secretary’s Certificate
Exhibit K	Solvency Certificate
Exhibit L	Compliance Certificate
Exhibit M	Projections
Exhibit N	Pro Forma Balance Sheet

LIST OF DISCLOSURE SCHEDULES

Liens Schedule
Use of Proceeds Schedule
Deposit Account Schedule
Commercial Tort Claims Schedule
R&W Exception Schedule
Organization Schedule
Capitalization Schedule
Restrictions Schedule
Liabilities Schedule
Assets Schedule
Taxes Schedule
Contracts Schedule
Intellectual Property Schedule
Litigation Schedule
Broker Schedule
Affiliated Transactions Schedule
Vendor Schedule